Exhibit 2.1

Execution Version

STOCK AND ASSET PURCHASE AGREEMENT

dated as of

August 1, 2017

between

CORBION N.V. as the “Buyer”

AND

TERRAVIA HOLDINGS, INC.,

SOLAZYME MANUFACTURING 1, LLC as the “Sellers”

TABLE OF CONTENTS

PAGE

ARTICLE 1

DEFINITIONS

Section 1.01. Definitions	6
Section 1.02. Other Definitional and Interpretative Provisions	18

ARTICLE 2

PURCHASE AND SALE

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Section 3.22. Corrupt Practices	44

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE BUYER

Section 4.01. Corporate Existence and Power	45
Section 4.02. Corporate Authorization	45
Section 4.03. Governmental Authorization	45
Section 4.04. Noncontravention	46
Section 4.05. Financing	46
Section 4.06. Litigation	46
Section 4.07. Adequate Assurances	46
Section 4.08. Finders’ Fees	46
Section 4.09. Inspections; No Other Representations	46

ARTICLE 5

COVENANTS OF THE SELLERS

ARTICLE 6

COVENANTS OF BUYER

Section 6.01. Confidentiality	52
Section 6.02. Bankruptcy Actions	52

ARTICLE 7

COVENANTS OF BUYER AND SELLERS

ARTICLE 8

TAX MATTERS

Section 8.01. Tax Cooperation; Allocation of Taxes	58

ARTICLE 9

EMPLOYEE BENEFITS

ARTICLE 10

CONDITIONS TO CLOSING

Section 10.01. Conditions to Obligations of Buyer and the Sellers	65
Section 10.02. Conditions to Obligation of Buyer	65
Section 10.03. Conditions to Obligation of Seller	67

ARTICLE 11

TERMINATION

Section 11.01. Grounds for Termination	68
Section 11.02. Effect of Termination; Break-Up Fee	69

ARTICLE 12

MISCELLANEOUS

Exhibits

EXHIBIT A: General Assignments and Bills of Sale

EXHIBIT B-1: Patent Assignment Agreement

EXHIBIT B-2: Copyright Assignment Agreement

EXHIBIT B-3: Trademark Assignment Agreement

EXHIBIT B-4: Domain Name Transfer Agreement

EXHIBIT C: Form of Bidding Procedures Order

EXHIBIT D: Form of Sale Order

STOCK AND ASSET PURCHASE AGREEMENT

This STOCK AND ASSET PURCHASE AGREEMENT (this “Agreement”) dated as of August 1, 2017 between Corbion N.V., a Netherlands company (“Buyer”), and TerraVia Holdings, Inc., a Delaware corporation and Solazyme Manufacturing 1 LLC, a Delaware limited liability company (each a “Seller” and, collectively, the “Sellers”).

W I T N E S S E T H:

WHEREAS, Sellers are preparing to file voluntary petitions for relief under chapter 11 of title 11 (collectively, the “Bankruptcy Cases”) of the United States Bankruptcy Code, §§ 101, et seq. (as amended) (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”);

WHEREAS, Sellers and their Subsidiaries and Affiliates (as defined below) conduct a business of manufacturing and selling certain food, nutrition and specialty ingredients utilizing microalgae-based innovation as described in the Parent Seller’s Form 10-K for the year ended December 31, 2016 (the “Seller Form 10-K”), including, but not limited to the business conducted by Solazyme Bunge and its Subsidiaries (the “Business”);

WHEREAS, subject to the terms and conditions hereof, (a) Sellers desire to sell, transfer and assign to Buyer, and Buyer desires to purchase from Sellers, substantially all of the properties and assets of Sellers that are Related to the Business, other than the Excluded Assets (as defined below), and including the Transferred Equity (as defined below), and (b) Sellers desire to transfer and assign to Buyer, and Buyer desires to assume from Sellers, the Assumed Liabilities (as defined below);

WHEREAS, upon the terms and subject to the conditions set forth herein, the parties intend to effectuate the transactions contemplated by this Agreement pursuant to sections 105, 363 and 365 of the Bankruptcy Code; and

WHEREAS, Sellers’ ability to consummate the transactions set forth herein is subject, among other things, to the entry of the Sale Order (as hereinafter defined).

NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. Definitions.

(a)       As used herein, the following terms have the following meanings:

“Actual Fraud” with respect to any Person shall mean that: (i) a representation and warranty set forth in this Agreement or in any certificate delivered pursuant to this Agreement was false, and was actually known to be false, when made, (ii) such Person intended another Person party to this Agreement to rely on such representation and warranty in order to deprive such other Person of property or legal rights or otherwise cause injury and (iii) such other Person party to this Agreement relied, and was reasonably justified in relying, on such misrepresentation.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such other Person, provided that for the purposes of this Agreement, the term “Affiliate” when used with respect to any Seller shall exclude Solazyme Bunge and its Subsidiaries.

“Algenist” means Algenist Holdings, Inc., a Delaware corporation.

“Alternative Transaction” means (i) the consummation of a sale transaction (or a series of transactions) with respect to all or any portion of the Purchased Assets in connection with the Auction and the Bidding Procedures Order (including, without limitation, with respect to any Full Bids or Partial Bids (each as defined in the bidding procedures attached to the Bidding Procedures Order), or (ii) any other sale transaction (or series of transactions) or any assignment, transfer, conveyance, grant, sale, pledge, exchange, tender, or any other direct or indirect disposition (whether by merger or otherwise) or encumbrance of all or any material portion of the Purchased Assets or equity interests in any Seller, whether structured or effected (or contemplated to be structured or effected) as an agreement, a plan of reorganization, liquidation, reorganization, restructuring or otherwise, in each case, to a Person or Persons other than the Buyer, or (iii) any reorganization of the capital structure or operations of the Debtors that is effectuated pursuant to a plan of reorganization confirmed by the Bankruptcy Court.

“Ancillary Agreements” means the General Assignments and Bill of Sale and the IP Assignment Agreements.

“Applicable Law ” means, with respect to any Person, any domestic or foreign, federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

“Assumption and Assignment Effective Date” means (i) with respect to any Assumed Contract or Assumed Real Property Lease that is on the Assumed Contracts Schedule as of the Closing Date, the Closing Date or (ii) the date after the Closing Date on which any other contract or lease becomes an “Assumed Contract” or “Assumed Real Property Lease” in accordance with this Agreement, the Bidding Procedures Order, and the Sale Order.

“Avoidance Actions” means any and all avoidance, recovery, subordination or other claims, actions or remedies that may be brought by or on behalf of Sellers or their estates or other authorized parties in interest under the Bankruptcy Code or applicable non-bankruptcy law, including actions or remedies under sections 502, 510, 542, 544, 545 and 547 through and including 553 of the Bankruptcy Code.

“Balance Sheet Date” means March 31, 2017.

“Bid Deadline” has the meaning ascribed to it in the Bidding Procedures.

“Bidding Procedures Order” means the order of the Bankruptcy Court (including any attachments thereto) in form and substance reasonably acceptable to Buyer, (i) fixing the date, time and location of the hearing to approve consummation of the transactions contemplated by this Agreement, (ii) fixing the time, date and location of an auction, (iii) approving Buyer as the “stalking horse” bidder as part of the Auction, (iv) approving the Break-up Fee and the Expense Reimbursement Amount, (v) approving the form and manner of Sale Notice (as defined in the Bidding Procedures Order) and Assumption and Assignment Notice (as defined in the Bidding Procedures Order), (vi) approving procedures for the assumption and, if necessary, assignment of executory contracts and unexpired leases, (vii) containing such other appropriate buyer protections as may be reasonably requested by Buyer and (viii) otherwise approving the bidding procedures, in substantially the form of Exhibit C, it being understood and agreed that the form of Bidding Procedures Order attached hereto as Exhibit C is acceptable to Buyer.

“BNDES” means Banco Nacional de Desenvolvimento Economico e Social.

“Break-Up Fee” means $500,000.

“Bunge” means Bunge Limited and/or any of its Subsidiaries, as applicable, including Bunge Global Innovation, LLC.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York and the State of Delaware are authorized or required by Applicable Law to close.

“Business Employee” means each individual who is an employee of a Seller (including any such employee who is on sick leave, military leave, vacation, holiday, disability, maternity leave, parental leave or other statutory or similar approved leave of absence) who (in each case) primarily performs (or will, on commencing work, primarily perform) services on behalf of or to the Business and whose name (or, if applicable privacy laws prevent the disclosure of the name, then such individual’s employee identification number) is set forth in Section 1.01(a) of the Seller Disclosure Schedule. Section 1.01(a) of the Seller Disclosure Schedule also identifies each employee of any Seller whose employment has been terminated by a Seller during the ninety (90) days prior to the date of this Agreement (which such schedule shall be updated to the Closing Date), identifying which Seller employed such terminated individual, along with the work location of such terminated employee immediately prior to termination.

“Buyer Fundamental Representations” means the representations and warranties of the Buyer set forth in Sections 4.01, 4.02, 4.05, and 4.08.

“CADE” means Conselho Administrativo de Defesa Econômica, the Brazilian anti-trust authority.

“Claim” means all debts arising in any way in connection with any acts of the Sellers, claims (including claims for successor liability under any theory of law or equity), liabilities, obligations, demands, guarantees, options, rights, contractual commitments, restrictions, interests and matters of any kind and nature, whether known or unknown, arising prior to the Closing Date or the Assumption and Assignment Effective Date, as applicable, or relating to acts occurring prior to the Closing Date or the Assumption and Assignment Effective Date, as applicable, and whether imposed by agreement, understanding, law, equity or otherwise.

“Computer Hardware” means any computer hardware, equipment and peripherals of any kind and of any platform, including desktop and laptop personal computers, handheld computerized devices, servers, mid-range and mainframe computers, process control and distributed control systems, and all network and other communications and telecommunications equipment, to the extent included in the Purchased Assets.

“control” means, when used with respect to any Person, the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings.

“Closing Date” means the date of the Closing.

“Code” means the Internal Revenue Code of 1986, as amended.

“Cure Costs” means any amounts or assurances required by section 365(b) of the Bankruptcy Code or otherwise ordered by the Bankruptcy Court to be paid at the time of the assumption of an Assumed Contract or Assumed Real Property Lease and assignment to Buyer.

“D&O Policies” means the primary insurance policy maintained by the Parent Seller with XL Specialty Insurance Company, and the standalone Side A policy maintained by the Parent Seller with AIG.

“Disabling Devices” means computer software viruses, time bombs, logic bombs, Trojan horses, trap doors, back doors, ransomware, spyware, adware, scareware or other computer instructions, intentional devices or techniques that are designed to threaten, infect, assault, vandalize, defraud, disrupt, damage, disable, maliciously encumber, hack into, incapacitate, infiltrate or slow or shut down a computer system or any component of such computer system, including any such device affecting system security or compromising or disclosing user data.

“Employee Benefit Plan” means each “employee benefit plan” (as such term is defined in ERISA in Section 3(3)), whether or not subject to ERISA, and any plan, arrangement, agreement, program or policy, whether oral or written, funded or unfunded, insured or uninsured, registered or unregistered, that provides any employee benefit, fringe benefit, supplemental unemployment benefit, bonus, incentive, profit sharing, loan, severance, thirteenth month, tax gross-up, tax indemnification, retention, termination, change of control, pension, supplemental pension, retirement, vacation or other paid or unpaid leave, stock option, stock purchase, stock appreciation, share unit, phantom stock or other equity based compensation, deferred compensation, health, welfare, medical, dental, disability, life insurance and any other employee or retiree benefit or compensatory payment, whether or not subject to ERISA or written or unwritten, in each case, that is maintained, sponsored, contributed to or entered into by Sellers or any of their Subsidiaries or any ERISA Affiliate for the benefit of any current or former employee, officer, director or independent contractor of Sellers or any of their Subsidiaries in relation to the Business, or the beneficiaries or dependents of any such individual.

“Environmental Laws” means any Applicable Law, order or contract with any Governmental Authority that has as one of its principal purposes (a) protection of human health or the environment or (b) the regulation or remediation of pollutants, contaminants, wastes or chemicals or toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substances, wastes or materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any other entity that, together with the Parent Seller, would be treated as a single employer under Section 414 of the Code.

“Excluded Contract” means any contract listed on Section 1.01(b) of the Seller Disclosure Schedule (the “Excluded Contracts Schedule”) or listed on the Assumed Contract Schedule that is ultimately excluded at Buyer’s option pursuant to Section 2.05 as a contract that is not to be an Assumed Contract.

“Excluded Real Property Lease” means any lease listed on the Excluded Contracts Schedule or listed on the Assumed Contracts Schedule that is ultimately excluded at Buyer’s option pursuant to Section 2.05 as a lease that is not to be an Assumed Real Property Lease.

“Expense Reimbursement Amount” means the aggregate amount of the reasonably incurred, documented, out-of-pocket costs and expenses paid or incurred by or on behalf of Buyer or any of its Affiliates relating to or in connection with (i) the purchase of the Business, including the transactions contemplated by this Agreement and any documents or agreements related hereto, including the Ancillary Agreements, (ii) the negotiation, preparation, execution or performance of agreements relating to the purchase of the Business, including this Agreement, and certain documents or agreements related thereto, (iii) business, financial, legal, accounting, tax and other due diligence relating to the Business and (iv) the diligence, analysis, negotiation, preparation or execution of any contracts or arrangements with any current or prospective lessors, vendors, agents or payees of the Sellers and the Business; provided, however, that the Expense Reimbursement Amount shall not exceed $300,000 in the aggregate.

“Financial Statements” means the audited consolidated financial statements and unaudited consolidated interim financial statements of Parent Seller included or incorporated by reference in the Seller SEC Documents filed after the date of Parent Seller’s last fiscal year.

“GAAP” means generally accepted accounting principles in the United States.

“General Assignments and Bills of Sales” means the General Assignments and Bills of Sales for the Purchased Assets, substantially in the form attached hereto as Exhibit A.

“Governmental Authority” means: (a) any federal, state, municipal, local or foreign government or any entity or political subdivision of any of the foregoing; (b) any governmental, quasi-governmental, regulatory or administrative agency, commission, department, board, bureau, authority or instrumentality; (c) any judicial authority, court, tribunal, arbitrator or arbitral body (public or private); or (d) any self-regulatory organization.

“Indebtedness” means, without duplication (a) any indebtedness or other obligation of any Seller or any of their Subsidiaries for borrowed money, whether current, short-term or long-term, secured or unsecured; (b) any indebtedness of any Seller or any of their Subsidiaries evidenced by any note, bond, debenture, security or similar instrument; (c) any liabilities of any Seller or any of their Subsidiaries with respect to interest rate, commodity or currency swaps, collars, caps or other hedging obligations; (d) any liabilities of any Seller or any of their Subsidiaries for the deferred purchase price of property or assets (including “earn-out” payments); (e) any liabilities of any Seller or any of their Subsidiaries under any conditional sale agreements or title retention agreements; (f) any liabilities of any Seller or any of their Subsidiaries in respect of any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which liabilities are required to be accounted for under GAAP as capital leases; (g) any liabilities of any Seller or any of their Subsidiaries under any performance bond or letter of credit or any bank overdrafts and similar charges, to the extent drawn; (h) any accrued interest, premiums, penalties and other obligations relating to the foregoing; and (i) any indebtedness referred to in clauses (a) through (h) above of any Person which is either (A) guaranteed by any Seller or any of their Subsidiaries (including under any “keep well” agreement or similar arrangement) or (B) secured (including under any letter of credit, surety bonds, banker’s acceptance or similar credit transaction) by any Lien or Claim upon any property or asset owned by any Seller or any of their Subsidiaries, in each case excluding trade payables in the ordinary course of business. Indebtedness shall also include accrued interest and any prepayment penalties, redemption fees, premiums or other amounts owing pursuant to the instruments evidencing Indebtedness, assuming that such Indebtedness is repaid on or prior to the Closing Date.

“Intellectual Property” means any and all of the following in any jurisdiction throughout the world: (i) all rights in inventions (whether patentable or unpatentable and whether or not reduced to practice) and all patents and patent applications (including all reissues, divisions, continuations, continuations-in-part, extensions and reexaminations thereof) (collectively, “Patents”); (ii) trademarks, service marks, design marks, trade dress, logos, domain names, rights of publicity, trade names and corporate names (whether or not registered), including all registrations and applications for registration of the foregoing and all goodwill associated therewith (collectively, “Trademarks”); (iii) all works of authorship (whether copyrightable or not) and all copyrights, designs and moral rights (whether or not registered) and registrations and applications for registration thereof including all renewals, extensions, reversions or restorations associated therewith, regardless of the medium of fixation or means of expression (collectively, “Copyrights”); (iv) know-how, confidential information and trade secrets, (including, to the extent applicable to each case, (a) pricing and cost information, (b) business, corporate, operational and financial information, (c) business and marketing plans, (d) information related to customers, suppliers and partners, (e) manufacturing and production formulae, algorithms, processes and techniques and (f) research and development information) (collectively, “Trade Secrets”); (v) databases and data collections; (vi) Software (as hereinafter defined); (vii) any other similar type of proprietary intellectual property right; and (viii) all rights to sue or recover and retain damages and costs and attorneys’ fees for past, present and future infringement or misappropriation of any of the foregoing.

“Intercompany Agreements” means any contracts between or among any Sellers and/or any of their Subsidiaries and/or Solazyme Bunge or its Subsidiaries that are Related to the Business.

“Intercompany Payables” means any account, note, loan or other payables recorded on the books of the Business for goods or services purchased by or provided to the Business, or advances (cash or otherwise) or any other extensions of credit to the Business, from any Seller or any of their Subsidiaries.

“ IP Assignment Agreements” means a (i) Patent Assignment Agreement (the “Patent Assignment Agreement”) substantially in the form attached hereto as Exhibit B-1, (ii) Copyright Assignment Agreement (the “Copyright Assignment Agreement”) substantially in the form attached hereto as Exhibit B-2, (iii) Trademark Assignment Agreement (the “Trademark Assignment Agreement”) substantially in the form attached hereto as Exhibit B-3 and (iv) Domain Name Transfer Agreement (the “Domain Name Transfer Agreement”) substantially the form attached hereto as Exhibit B-4.

“Joint Venture” means the arrangement between Bunge and Parent Seller in relation to the manufacture and sale of certain food, nutrition and specialty ingredients utilizing microalgae-based innovation based in Brazil.

“Joint Venture Agreement” means the Amended and Restated Joint Venture Agreement entered into as of October 27, 2015 by and among Bunge Global Innovation, LLC, Parent Seller and certain other parties.

“Joint Venture Financial Statements” means the audited consolidated financial statements for the period ended December 31, 2016 and unaudited consolidated interim financial statements of Solazyme Bunge made available to Buyer prior to the date hereof.

“Knowledge of Sellers,” “Sellers’ Knowledge” or any other similar knowledge qualification in this Agreement means those facts, circumstances, events or other information which are actually known, after due inquiry, to the employees or officers of the Sellers or their Subsidiaries set forth in Section 1.01(c) of the Seller Disclosure Schedule.

“Licensed Intellectual Property” means all Intellectual Property owned by a third party and licensed to Sellers or any of their Subsidiaries or to Solazyme Bunge or any of its Subsidiaries that is Related to the Business.

“Lien” means, with respect to any property or asset, all mortgages, security interests, deeds of trust, options, conditional sale and/or title retention agreements, pledges, liens, judgments, demands, encumbrances, easements, encroachments, equitable interests, conditions, restrictions, rights of first refusal, leases, constructive or resulting trusts, charges of any kind or nature, including, but not limited to, any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership, or other similar restrictions or third-party rights.

“Material Adverse Effect” means a material adverse effect on the financial condition, business, assets or results of operations of the Business, taken as a whole, excluding any effect resulting from: (i) changes in GAAP or changes in the regulatory or accounting requirements applicable to any industry in which the Business operates not having a materially disproportionate effect on the Business, (ii) changes in the general economic or political conditions in the United States not having a materially disproportionate effect on the Business, (iii) changes (including changes of Applicable Law) or conditions generally affecting the industry in which the Business operates and not having a materially disproportionate effect on the Business, (iv) acts of war, sabotage or terrorism or natural disasters not having a materially disproportionate effect on the Business, (v) any failure by the Business to meet any projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (it being understood that the facts or occurrences giving rise to such failure may be taken into account in determining whether there has been a Material Adverse Effect unless otherwise excluded under this definition), (vi) the announcement, pendency or consummation of the transactions contemplated by this Agreement (including the filing of the Bankruptcy Cases, the conduct of the auction process as contemplated by the Bidding Procedures Order and operations of the Business in bankruptcy), (vii) any action taken (or omitted to be taken) at the request of Buyer or (viii) any action taken by any Seller that is required pursuant to this Agreement.

“Multi-Employer Plans” means any employee benefit plans within the meaning of Sections 3(37) or 4001(a)(3) of ERISA to which Sellers or any of their Subsidiaries or any ERISA Affiliate is required to contribute or participate in by reasons of a collective agreement or status and that are not maintained or administered by Sellers or their ERISA Affiliates.

“Oléos” means Solazyme Brasil Oléos Renovaveis e Bioproductos Ltda., a Brazilian limited company.

“Owned Intellectual Property” means all Intellectual Property owned by Sellers or any of their Subsidiaries or Solazyme Bunge or any of its Subsidiaries that is Related to the Business.

“Parent Seller” means TerraVia Holdings Inc., a Delaware corporation.

“Permits” means all permits, licenses, franchises, approvals, consents, franchises, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities, including any extension, modification, amendment or waiver of the foregoing.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.

“Petition Date” means the date on which the Bankruptcy Cases are filed by the

Sellers.

“Post-Closing Tax Period” means (i) any Tax period beginning after the Closing Date and (ii) with respect to a Tax period that begins on or before but ends after the Closing Date, the portion of such period beginning after the Closing Date.

“Pre- Closing Tax Period” means (i) any Tax Period ending on or before the Closing Date and (ii) with respect to a Tax Period that commences before but ends after the Closing Date, the portion of such period up to and including the Closing Date.

“Qualified Bid” shall have the meaning ascribed to it in the Bidding Procedures Order.

“Registered Intellectual Property” means any Intellectual Property that is issued, granted or registered by or with any Governmental Authority or for which an application therefor has been filed with any Governmental Authority and that is Related to the Business or constitutes a Purchased Asset.

“Related to the Business” means owned, leased, subleased, licensed, used, held for use or held for sale primarily in or in connection with the Business, other than the Excluded Assets.

“Required Contract or Lease” is any contract or lease on the Assumed Contracts Schedule that is identified by Buyer as “Required” in a separate written instrument delivered to Parent Seller as of the date of this Agreement and any further contract or lease that the Buyer may identify as “Required” in a writing delivered to

Parent Seller based upon any additions proposed to be made by the Sellers to the Seller Contract Schedule in Section 3.08(a) of the Seller Disclosure Schedule, after the date of this Agreement and prior to Closing.

“SEC” means the United States Securities and Exchange Commission.

“Seller Fundamental Representations” means the representations and warranties of the Sellers set forth in Sections 3.01, 3.02 and 3.16.

“Seller Intellectual Property” means Owned Intellectual Property and Licensed Intellectual Property.

“Seller SEC Documents” means schedules, forms, statements and documents filed by Parent Seller with the SEC on Form 10-K, Form 10-Q or Form 8-K.

“Seller Transaction Expenses” means all unpaid fees, costs, charges, expenses, obligations, payments and awards that are incurred by Sellers or their Affiliates in connection with, relating to or arising out of the preparation, negotiation, execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby, including any fees, costs, charges, expenses, obligations and payments relating to the Bankruptcy Cases or the preparation thereof.

“Software” means all computer software, including assemblers, applets, compilers, source code, object code, binary libraries, development tools, design tools, user interfaces, databases and data, in any form or format, however fixed, and all associated documentation.

“Solazyme Bunge” means Solazyme Bunge Renewable Oils Cooperatief U.A., a Dutch cooperative, owned 50.1% by Parent Seller.

“Solazyme IP” means all of the Intellectual Property ordered to be conveyed to Parent Seller under the terms of the SRN Arbitral Award (as hereinafter defined).

“ SRN” means Solazyme Roquette Nutritionals, LLC, a company organized under the laws of Delaware.

“Subsidiary” means, with respect to any specified Person, any corporation, company, limited liability company, unlimited liability company, partnership, limited partnership, limited liability partnership, joint venture or other legal entity of which the specified Person (either alone or through or together with any other Subsidiary): (a) owns, directly or indirectly, more than fifty percent (50%) of the equity securities the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such legal entity or (b) controls the management. Notwithstanding the foregoing definition, with respect to the Sellers, and for the purposes of this Agreement, Subsidiary (i) includes each of Solazyme Manufacturing 1, LLC, Solazyme Brazil LLC and Oleos and (ii) excludes Solazyme Bunge and each of its Subsidiaries (unless otherwise expressly stated), provided that solely for the purposes of Section 3.13 of this Agreement, Subsidiary will also include SRN (insofar as the statements set forth in Section 3.13 relate to the Intellectual Property identified in Section 5.05 of the Seller Disclosure Schedule as “Patent applications in the name of SRN”)

“Tax” means (i) any federal, state, local or foreign income, gross receipts, license, payroll, employment excise, workers compensation, health insurance, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, escheat, equity securities, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, gains, registration, value added, ad valorem, alternative or add-on minimum, or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not, (ii) a liability for amounts of the type described in clause (i) as a result of Treasury Regulations Section 1.1502-6 or as a result of being a transferee or successor, or as a result of a contract or otherwise or (iii) any penalties or fees for failure to file or late filing of any Tax Returns.

“Tax Asset” or “Tax Assets” means any net operating loss, net capital loss, investment tax credit, foreign tax credit, charitable deduction or any other credit or tax attribute that could be carried forward or back to reduce Taxes (including without limitation deductions and credits related to alternative minimum Taxes).

“Taxing Authority” means any Governmental Authority responsible for the imposition of any Tax.

“Tax Returns” means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Title IV Plan” means an employee benefit plan subject to Title IV of ERISA other than any Multiemployer Plan.

“Transferred Books and Records” means any books and records of the Sellers and its Subsidiaries that are held by them or that are under their control and that are Related to the Business or any Purchased Asset; provided, however, that the Transferred Books and Records shall not include any books or records related solely to any Excluded Assets or Excluded Liabilities.

“Transferred Equity” means all of the equity of the Sellers in Solazyme Bunge.

“WARN” means the Worker Adjustment and Retraining Notification Act of 1988 (29 USC § 2101 et seq.) and any applicable state or local laws.

(b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Accounting Referee	2.06(b)

Accounts Receivable	3.19

Term	Section
Additional Employees	9.02(b)
Agreement	Preamble
Allocation Statement	2.06(b)
Apportioned Tax Obligations	8.01(b)
Auction	7.06(c)
Assumed Contracts	2.01(e)
Assumed Contract Schedule	2.01(e)
Assumed Real Property Leases	2.01(b)
Assumed Liabilities	2.03
Bankruptcy Cases	Recitals
Bankruptcy Code	Recitals
Bankruptcy Court	Recitals
Business	Recitals
Business Leases	3.11(b)
Buyer	Preamble
Buyer Benefit Plans	9.04(a)
Business Confidential Information	7.09
Buyer Confidentiality Agreement	6.01
Closing	2.09
Consent	2.03(a)
Copyrights	Definitions
Copyright Assignment Agreement	Definitions
Credit Facility	10.02(k)
Customer Information	3.14
Delaware Courts	12.07
Delaware District Court	5.05
Designated Agreement	2.05(c)
Domain Name Transfer Agreement	Definitions
e-mail	12.01
Escrow Agent	2.08
Escrow Agreement	2.08
Excluded Assets	2.02
Excluded Contract Schedule	Definitions
Excluded Employees	9.02(b)
Excluded Liabilities	2.04
FDA	3.10(b)
Good Faith Deposit	2.08
Holdback Amount	5.05
IP Licenses	3.13(g)
Immediate Employees	9.02(b)
Inventory	2.01(d)
JV Material Contracts	3.08(b)
Material Contracts	3.08(b)
Material Distributors	3.20(a)
Material Suppliers	3.20(b)

Term	Section
Outbound Intellectual Property Licenses	3.13(g)
Owned Facilities	3.11(a)
Patents	Definitions
Patent Assignment Agreement	Definitions
Permitted Liens	3.11(c)
Purchase Price	2.06(a)
Purchased Assets	2.01(a)
Qualifying Order	5.05
Representatives	7.06(d)
Required Consents	10.02(e)
RQ Litigation	5.05
Sale Order	7.06(e)
Seller(s)	Preamble
Seller Contract Schedule	3.08(a)
Seller Form 10-K	Recitals
Seller Material Contracts	3.08(a)
Seller Patent	3.13(c)
SRN Arbitral Award	5.05
Trade Secrets	Definitions
Trademarks	Definitions
Trademark Assignment Agreement	Definitions
Transfer Taxes	8.01(c)
Transferred Employees	9.02(b)
Transferred Permits	2.01(i)

Section 1.02. Other Definitional and Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to “law”, “laws” or to a particular statute or law shall be deemed also to include any and all Applicable Law.

ARTICLE 2

PURCHASE AND SALE

Section 2.01. Purchase and Sale.

Upon the terms and subject to the conditions of this Agreement, Buyer agrees to purchase from Sellers and Sellers agree to sell, convey, transfer, assign and deliver, or cause to be sold, conveyed, transferred, assigned and delivered, to Buyer at the Closing, free and clear of all Liens or Claims other than Permitted Liens, all right, title and interest of Sellers in, to and under the assets, properties and business, of every kind and description, owned, held or used by Sellers that are Related to the Business, whether real, personal or mixed, whether tangible or intangible, of any kind and nature, whether or not reflected on the books and records of the Sellers and their Subsidiaries and wherever located, in each case, other than the Excluded Assets (collectively, “Purchased Assets”), including the following:

(a)       the Owned Facilities and underlying real estate interests that are owned by Sellers that are listed on Section 3.11(a) of the Seller Disclosure Schedule;

(b)       the leases of, and other interests in, real property, that are owned by Sellers, in each case together with all buildings, fixtures and improvements erected thereon listed on Section 3.11(b) of the Seller Disclosure Schedule (including any additions to the Assumed Contracts Schedule in accordance with Section 2.05) except for any such lease that Buyer elects at its option to treat as an Excluded Real Property Lease in accordance with Section 2.05 (collectively, the “Assumed Real Property Leases”);

(c)       all personal property and interests therein, including furniture, office equipment, communications equipment and vehicles, whether located at the properties of Sellers or at the premises of any customer, supplier or other third party;

(d)       all raw materials, work-in-process, finished goods, supplies and other inventories (“Inventory”) whether located at the properties of Sellers or at the premises of any customer, supplier or other third party;

(e)       the contracts, agreements, leases, licenses, commitments, sales and purchase orders and other instruments, and all rights thereunder that the Buyer has agreed to assume, each of which is listed on Section 2.01(e) of the Seller Disclosure Schedule (together with Section 3.11(b) of the Seller Disclosure Schedule, the “Assumed Contracts Schedule”) (including any additions to the Assumed Contracts Schedule in accordance with Section 2.05), and except for any such contract that the Buyer elects at its option to treat as an Excluded Contract in accordance with Section 2.05 (collectively, the “Assumed Contracts”);

(f)       all accounts, notes and other receivables, and any security, claim, remedy or other right related to any of the foregoing;

(g)      all prepaid expenses, including ad valorem taxes, leases and rentals;

(h)      all Seller Intellectual Property that is owned by, or licensed to, the Sellers;

(i)       the Permits set forth in Section 2.01(i) of the Seller Disclosure Schedule (the “Transferred Permits”);

(j)       all rights, claims, credits, causes of action or rights of set-off against third parties to the extent such rights, claims, causes of action or rights of set-off relate to the Purchased Assets or the Assumed Liabilities, whether choate or inchoate, known or unknown, contingent or non-contingent, including without limitation unliquidated rights under manufacturers’ and vendors’ warranties;

(k)       except as set forth under Sections 2.01(e) and 2.02(f), the Transferred Books and Records;

(l)       the Transferred Equity;

(m)       all goodwill and other intangible assets associated with the Purchased Assets, together with the right to represent to third parties that Buyer is the successor to the Seller’s portion of the Business;

(n)       except as set forth in Section 2.02(n), any rights of the Sellers and their Subsidiaries with respect to insurance policies and insurance or awards in condemnation, in each case to the extent relating to the Purchased Assets and the Assumed Liabilities, including all insurance and condemnation proceeds (i) received or receivable after the Closing (or the Assumption and Assignment Effective Date, as applicable) in respect of Assumed Liabilities, (ii) received or receivable in respect of any property or asset lost, damaged or condemned and which, if not so lost, damaged or condemned, would have been a Purchased Asset, or (iii) received or receivable in respect of business interruption to the extent relating to any period following Closing;

(o)       any websites, post office boxes, computers, telephones, fax machines and related telephone numbers, facsimile numbers, employee cell phone numbers and e-mail addresses that are related to the Seller’s portion of the Business;

(p)       all Avoidance Actions relating to any manufacturer, vendor, customer or other entity that transacts or has transacted business with a Seller, or employees and all rights thereunder, but excluding any Avoidance Actions relating to any manufacturer, vendor, customer or other entity whose only relationship with a Seller is that it transacts or has transacted business with a Seller pursuant to an Excluded Contract or an Excluded Real Property Lease;

(q)       any and all actions or counterclaims relating to any of the foregoing Purchased Assets and any Assumed Liabilities;

(r)       any payments or royalties required to be made by any licensee under any Outbound Intellectual Property License that is an Excluded Contract that is rejected by a Seller (including at the request of Buyer) and as to which the counterparty has elected to retain its rights under section 365(n) of the Bankruptcy Code;

(s)	all right, title and interest in and to the Solazyme IP;

(t)	all rights of Parent Seller under the SRN Arbitral Award; and

(u)       all rights of Parent Seller under any findings, judgments, orders and awards issued in the RQ Litigation.

Buyer may, at any time prior to the Closing at its sole discretion but upon timely prior notice, assign its rights to purchase any or all of the Purchased Assets or any other rights under this Agreement to one or more of its wholly -owned subsidiaries or other Affiliates; provided, however, that such Person assumes and agrees to perform, discharge and satisfy all of Buyer’s liabilities, duties and obligations hereunder; and provided, further, that such assignment shall not release or relieve Buyer from any of its duties, liabilities or obligations hereunder. For purposes of this Agreement, Buyer and its wholly-owned subsidiaries or Affiliates, if applicable, shall collectively be referred to herein as “Buyer.”

Section 2.02. Excluded Assets.

Buyer expressly understands and agrees that the following assets and properties of the Sellers (the “Excluded Assets”) shall be excluded from the Purchased Assets:

(a)       all cash and cash equivalents on hand and in banks of Sellers or any of their Subsidiaries, or Algenist, including restricted cash, checks, commercial paper, treasury bills, certificates of deposit and other bank deposits (including the certificate of deposit pledged as collateral for the Sellers’ facility lease in South San Francisco), securities, securities entitlements, instruments and other investments of the Sellers and their Subsidiaries and all bank accounts and securities accounts of the Sellers and their Subsidiaries;

(b)	all Excluded Contracts and all Excluded Real Property Leases;

(c)       except as expressly provided under Section 2.01(n) any insurance policies Related to the Business and all claims, credits, causes of action or rights thereunder and proceeds thereof;

(d)       any books, records and files (i) to the extent relating to the Excluded Assets or Excluded Liabilities, wherever located, including the tax returns and books, records and files relating to income and similar Taxes of the Sellers, and (ii) comprising minute books, transfer books, formation records and similar documents of the Sellers and each of their Subsidiaries (other than Subsidiaries whose equity is transferred to Buyer under this Agreement and other than Solazyme Bunge and its Subsidiaries); provided, to the extent such books, records or files also are related to the Seller’s portion of the Business,

Purchased Assets or Assumed Liabilities, the Sellers shall provide copies thereof to Buyer at Closing;

(e)       any books, records and files, the disclosure or delivery of which, in the Sellers’ good faith opinion, would jeopardize any attorney-client or other legal privilege or work product doctrine;

(f)       all rights of any Seller arising under this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby;

(g)       all Tax-related documents, books and records of any Seller and any of their Subsidiaries (except to the extent relating to the Purchased Assets or the Business and except for the Tax Returns of any Subsidiary whose equity is transferred to Buyer pursuant to this Agreement and other than the books, records and Tax-Related documents of Solazyme Bunge and its Subsidiaries);

(h)       all Tax refunds and Tax deposits, and Tax Assets with respect to any period prior to Closing;

(i)       all rights, title and interest in the Employee Benefit Plans and the assets thereof in accordance with Article 9;

(j)       all rights, claims, credits, causes of action or rights of set-off against third parties exclusively relating to or arising from the Excluded Assets or Excluded Liabilities, including unliquidated rights under manufacturers’ and vendors’ warranties (except to the extent such rights, claims, credits causes of action or rights of set-off are contained in or otherwise relate to or arise from any Assumed Contract or Assumed Real Property Lease);

(k)       all Avoidance Actions other than those described in Section 2.01(p) and all rights thereunder;

(l)       the proceeds of any Purchased Assets sold or otherwise disposed of in the ordinary course of business and not in violation of any provisions of this Agreement (including Section 5.02) during the period from the date hereof until the Closing Date;

(m)       the D&O Policies, and all claims, credits, causes of action or rights thereunder and proceeds thereof;

(n)        Parent Seller’s shares of the common stock of Algenist;

(o)       any assets or properties of the Sellers or any of their Subsidiaries that Buyer advises Parent Seller in writing prior to Closing that it does not wish to acquire, it being understood and agreed that there will be no reduction in the Purchase Price as a result of Buyer’s election to exclude any asset or property pursuant to this Section 2.02(o).

Section 2.03. Assumed Liabilities.

Upon the terms and subject to the conditions of this Agreement, Buyer agrees, effective at the time of the Closing (or the Assumption and Assignment Effective Date, as applicable), to assume and pay, perform and discharge, all of the following liabilities and obligations of the Sellers (the “Assumed Liabilities”):

(a)       liabilities and obligations of Sellers arising after the Assumption and Assignment Effective Date relating to or arising out of the Assumed Contracts or Assumed Real Property Leases (including but not limited to all liabilities and obligations pursuant to the JVA and the JV Agreements (as such terms are defined in the Consent and Settlement Agreement dated July 31, 2017 (the “Consent”))), but excluding, for the avoidance of doubt, any and all liabilities or obligations under any Assumed Contracts or Assumed Real Property Lease of any nature, whether known or unknown, whether due or to become due, whether accrued, absolute, contingent or otherwise, whether or not existing on the Assumption and Assignment Effective Date, arising out of any transactions entered into or any state of facts existing, or the use, ownership, possession or operation of the Purchased Assets or the conduct of the Seller’s portion of the Business prior to the Assumption and Assignment Effective Date;

(b)       liabilities and obligations arising after the Closing Date relating to or arising out of the Purchased Assets, but excluding, for the avoidance of doubt, but subject to sub-section (c) below, any and all liabilities or obligations of any nature, whether known or unknown, whether due or to become due, whether accrued, absolute, contingent or otherwise, whether or not existing on the Closing Date, arising out of any transactions entered into or any state of facts existing, or the use, ownership, possession or operation of the Purchased Assets or the conduct of the Seller’s portion of the Business prior to the Closing Date;

(c)       all Apportioned Tax Obligations and Transfer Taxes allocated to Buyer under Article 8; and

(d)       all liabilities and obligations of Parent Seller with regard to Parent Seller’s guarantees of indebtedness of Solazyme Bunge, as set forth in Section 2.03(d) of the Seller Disclosure Schedule; provided that it is understood and agreed that Buyer’s obligation with respect to such guarantees shall be to enter into replacement guarantees on terms no more onerous than the terms of the existing Parent Seller guarantees and in an amount not to exceed the amount of such guaranteed obligations as set forth in Section 2.03(d) of the Seller Disclosure Schedule.

Section 2.04. Excluded Liabilities.

Notwithstanding any provision in this Agreement or any other writing to the contrary, Buyer is assuming only the Assumed Liabilities and are not assuming any other liability or obligation of the Sellers of whatever nature, whether presently in existence or arising hereafter. All the Excluded Liabilities shall be retained by and remain liabilities and obligations of the Sellers. The term “Excluded Liabilities” as used herein means any and all liabilities or obligations of Sellers or any of their Subsidiaries of any nature, whether due or to become due, whether accrued, absolute, contingent or otherwise, existing on the Closing Date or arising out of any transactions entered into or any state of facts existing, or the use, ownership, possession or operation of the Purchased Assets or the conduct of the Seller’s portion of the Business prior to the Closing Date (or the Assumption and Assignment Effective Date, as applicable), excepting only the liabilities or obligations that have been expressly assumed as an Assumed Liability pursuant to Section 2.03, including (without limitation) the following:

(a)       any liability or obligation of the Sellers, or any member of any consolidated, affiliated, combined or unitary group of which any Seller is or has been a member, for Taxes; provided that Transfer Taxes incurred in connection with the transactions contemplated by this Agreement and Apportioned Obligations shall be paid in the manner set forth in Section 8.01 hereof;

(b)       all Apportioned Tax Obligations and Transfer Taxes allocated to any Seller under Article 8;

(c)       any and all liability or obligation arising under or relating to any Employee Benefit Plan or any other employee benefit plan, program, policy or arrangement of any ERISA Affiliate, including but not limited to, any liability imposed on Buyer or any of its Subsidiaries or Affiliates by a Governmental Authority or any other person resulting from successor liability or similar concepts;

(d)       all liabilities and obligations attributable to any current or former employee, officer, director or independent contractor of any Seller or any of its Subsidiaries, or the beneficiaries or dependents of any such individual, including for compensation, benefits (including workers’ compensation and unemployment benefits), termination or continuation of their employment, or lack or delay of any notice relating to their employment;

(e)       any liabilities of any Seller or any of their Subsidiaries to indemnify, or to advance or reimburse the fees, costs and expenses in relation to indemnifiable claims of any directors, officers, employees or agents of Sellers or any of their Subsidiaries relating to, arising out of or resulting from their conduct in such capacities prior to the Closing;

(f)       any liabilities for any Intercompany Payables or other amounts due under Intercompany Agreements, other than those arising out of Assumed Contracts;

(g)       any Indebtedness of any Seller or any of their Subsidiaries outstanding as of immediately prior to the Closing;

(h)	any liability or obligation relating to an Excluded Asset;

(i)	any liability with respect to Seller Transaction Expenses;

(j)       any liabilities for (i) losses relating to any proceedings or actions arising out of or relating to any period prior to the Closing and (ii) any fees, costs and expenses incurred in connection with any of the foregoing;

(k)       any liabilities for or in connection with any products or services developed and available for sale, sold or provided by Sellers or any of their Subsidiaries prior to the Closing Date, including product liability claims, intellectual property infringement claims or warranty, repair and other obligations;

(l)       any liability in respect of any matter identified on Section 2.04(l) of the Seller Disclosure Schedule;

(m)       any liability or obligation under WARN with respect to any active Business Employee as of the Closing Date; and

(n)      Cure Costs with respect to Assumed Contracts and Assumed Real Property Leases.

Section 2.05. Assignment of Contracts and Rights.

(a)       Within two Business Days of entry of the Bidding Procedures Order by the Bankruptcy Court, or as soon as reasonably practicable thereafter (but in any event, so as to provide sufficient notice such that any required responses from any lease or contract counterparties is due prior to the scheduled date of the Auction as specified in the bidding procedures attached to the Bidding Procedures Order),Sellers shall provide written notice, in substantially the form attached as an exhibit to the proposed form of Bidding Procedures Order attached to the motion seeking approval of the Bidding Procedures Order, to each of the counterparties to the Assumed Real Property Leases or Assumed Contracts listed on the Assumed Contracts Schedule.

(b)       At or prior to the Closing, Buyer may elect, in its sole and absolute discretion, to exclude any contract or lease on the Assumed Contracts Schedule as an Assumed Contract or as an Assumed Real Property Lease (in which case it shall automatically become an Excluded Contract or Excluded Real Property Lease, as applicable) by providing to Sellers written notice of their election to exclude such contract or lease.

(c)       If a counterparty to a contract or lease set forth on the Assumed Contracts Schedule timely objects to the assumption or assignment or the amount of the Cure Costs payable with respect to such contract or lease, as applicable, Sellers shall request that the Bankruptcy Court hear and determine such objection on an expedited basis. If such objection has not been resolved prior to the Closing (whether by an order of the Bankruptcy Court or by agreement with the contract or lease counterparty), Buyer may elect, in its sole and absolute discretion, one of the following options: (i) treat such contract as an Excluded Contract or Excluded Real Property Lease, as applicable, or (ii) if such Assumed Contract or Assumed Real Property Lease is a Required Contract or Lease, defer the Closing to such later date as Buyer and the Sellers mutually agree for the resolution of such objection (by order of the Bankruptcy Court or by agreement of Buyer and the contract or lease counterparty), or (iii) temporarily treat the contract or lease as an Excluded Contract or Excluded Real Property Lease, as applicable (a “Designated Agreement”), proceed to Closing with respect to all other Purchased Assets, and determine whether to treat the Designated Agreement as an Assumed Contract or Assumed Real Property Lease, as applicable, or an Excluded Contract or Excluded Real Property Lease, as applicable, within five Business Days after resolution of such objection (whether by an order of the Bankruptcy Court or by agreement of Buyer and the contract or lease counterparty).

(d)       Without the prior written consent of Buyer, prior to Closing, Sellers shall not assume, reject, or alter any contract, lease or other agreement unless otherwise agreed to in writing by Buyer.

(e)       Notwithstanding anything herein to the contrary, if Sellers or Buyer identify during the pendency of the Bankruptcy Cases any lease or contract that is not on the Assumed Contracts Schedule or Excluded Contracts Schedule, and such contract or lease has not been rejected by Sellers, Buyer may in its sole and absolute discretion elect by written notice to Sellers to treat such contract or lease as an Assumed Contract or Assumed Real Property Lease, and Sellers shall seek to assume and assign such Assumed Contract or Assumed Real Property Lease (subject to any applicable notice requirements under the Bidding Procedures Order or the Sale Order. For the avoidance of doubt, in the event that Sellers identify any lease or contract not on the Assumed Contracts Schedule or Excluded Contracts Schedule in accordance with this Section 2.05(e), Sellers shall promptly provide written notice to Buyer with respect to such lease or contract. The covenants set forth in this Section 2.05(e) shall survive Closing.

Section 2.06. Purchase Price; Allocation of Purchase Price.

(a)       The purchase price for the Purchased Assets (the “Purchase Price”) is $20,000,000 in cash. The Purchase Price shall be paid as provided in Section 2.09.

(b)       As promptly as practicable after the Closing, but not later than 60 days, the Buyer shall deliver to Sellers a statement (the “Allocation Statement”), allocating the Purchase Price (plus Assumed Liabilities, to the extent properly taken into account under Section 1060 of the Code) among the Purchased Assets in accordance with Section 1060 of the Code and the U.S. Treasury regulations thereunder (and any similar provision of state, local or non-U.S. law, as appropriate), as of the Closing Date. The Allocation Statement shall be considered final and binding on the parties unless if within 30 days after the delivery of the Allocation Statement Parent Seller notifies Buyer in writing that Sellers object to the allocation set forth in the Allocation Statement, Sellers and Buyer shall use commercially reasonable efforts to resolve such dispute within 15 days. In the event that the parties are unable to resolve such dispute within 15 days, the parties shall jointly retain one of PricewaterhouseCoopers, Ernst & Young or Deloitte (the “Accounting Referee”) to resolve the disputed items. The parties shall use all commercially reasonable efforts to cause the Accounting Referee to render its decision as promptly as practicable, including by promptly complying with all reasonable requests by the Accounting Referee for information, books, records and similar items. Upon resolution of the disputed items, the allocation reflected on the Allocation Statement shall be adjusted to reflect such resolution. The costs, fees and expenses of the Accounting Referee shall be borne equally by Buyer and Sellers.

(c) The parties agree to be bound by the Allocation Statement and to act in accordance with the Allocation Statement in the preparation, filing and audit of any Tax return, except as otherwise required by Applicable Law or a Taxing Authority.

Section 2.07. Wrong Pocket Assets.

In the event that, prior to the earlier of (a) the entry by the Bankruptcy Court of a final decree closing the Bankruptcy Cases and (b) the date that is eighteen (18) months after the Closing Date, Sellers, on the one hand, or Buyer, on the other, shall become aware that any of them have received or otherwise possesses any asset that belongs to another party pursuant to this Agreement, such party shall promptly transfer, or cause to be transferred, such asset to the party so entitled thereto. Prior to any such transfer, the party receiving or possessing such asset shall hold such asset in trust for such other party. This Section 2.07 shall survive the Closing.

Section 2.08. Good Faith Deposit.

Simultaneously with the execution of this Agreement, Buyer has deposited with HSBC Bank USA, National Association (the “Escrow Agent”) cash in the amount of $2,000,000 (the “Good Faith Deposit”) pursuant to an escrow agreement (the “Escrow Agreement”) and the Bidding Procedures. The Good Faith Deposit and any interest credited thereon to the Closing Date shall be credited against the Purchase Price. If this Agreement is terminated by Sellers pursuant to Section 11.01(c) (due to a breach by Buyer that would cause the condition set forth in Section 10.03(a) not to be satisfied), Sellers shall have the right to retain the Good Faith Deposit and interest credited thereon as liquidated damages in lieu of any other remedy of Sellers against Buyer hereunder, including, inter alia, pursuant to Section 11.02(a). If this Agreement is terminated for any other reason, the Good Faith Deposit and interest credited thereon shall be returned to Buyer by the Escrow Agent within three Business Days.

Section 2.09. Closing.

Subject to the terms of the Sale Order and any other applicable order, decree or ruling by the Bankruptcy Court, the closing (the “Closing”) of the purchase and sale of the Purchased Assets and the assumption of the Assumed Liabilities hereunder shall take place at the offices of Davis Polk & Wardwell LLP, 1600 El Camino Real, Menlo Park, California, as soon as possible, but in no event later than two Business Days, after satisfaction or, to the extent permissible, waiver by the party or parties entitled to the benefit of the conditions set forth in Article 10 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the Closing), or at such other time or place as Buyer and Sellers may agree. At the Closing:

(a)       Sellers shall deliver to Buyer a copy of the final Sale Order entered by the Bankruptcy Court;

(b)       Buyer shall deliver to Sellers the Purchase Price less the Good Faith Deposit and any interest credited thereon in accordance with Section 2.09, in cash, in immediately available funds by wire transfer to an account or accounts of Sellers with a bank designated by Parent Seller, by notice to Buyer, not later than two Business Days prior to the Closing Date (or if not so designated, then by certified or official bank check(s) payable in immediately available funds to the order of Sellers in such amount);

(c)       the Escrow Agent shall deliver to Sellers the Good Faith Deposit and any interest credited thereon in accordance with Section 2.09, in cash, in immediately available funds by wire transfer to an account or accounts of Sellers with a bank designated by Parent Seller in accordance with the Escrow Agreement; provided however, that such amount shall be reduced by the Holdback Amount, if any, that is required to be withheld from the Purchase Price pursuant to the provisions of Section 5.05, which Holdback Amount shall remain in escrow until the earlier of (i) the issuance of a Qualifying Order or (ii) the final release date specified in the Escrow Agreement, whereupon the Holdback Amount will be paid to Sellers or Buyer, as applicable, in accordance with the provisions of the Escrow Agreement;

(d)       Sellers and Buyer shall enter into a General Assignment and Bills of Sale substantially in the form attached hereto as Exhibit A with respect to the Assumed Real Property Leases and, subject to the provisions hereof, Sellers shall deliver to the Buyer such deeds, bills of sale, endorsements, consents, assignments and other good and sufficient instruments of conveyance and assignment as the parties and their respective counsel shall deem reasonably necessary to vest in Buyer all right, title and interest in, to and under the Purchased Assets;

(e)       Sellers and Buyer shall enter into IP Assignment Agreements substantially in the form attached hereto as Exhibit B-1, Exhibit B-2, Exhibit B-3 and Exhibit B-4;

(f)       Sellers shall deliver a copy of each Required Consent in form and substance reasonably acceptable to the Buyer;

(g)       Sellers shall deliver to Buyer such evidence of Buyer acquisition of the Transferred Equity as Buyer may reasonably require; and

(h)       Sellers shall deliver to Buyer a copy of Section 1.01(a) of the Seller Disclosure Schedule updated to the date of Closing.

Section 2.10. Tax Withholding.

Buyer will be entitled to deduct and withhold from the amounts otherwise payable by them pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax law; provided, however, that Buyer will promptly (and in any event no later than five (5) Business Days prior to the date on which such payment is made)

notify Sellers of any intention to so deduct and withhold with respect to any payment to Sellers and provide Sellers a reasonable opportunity to provide any statement, form, or other documentation that would reduce or eliminate any such requirement to deduct and withhold. In addition, Buyer will (i) remit and report any such amount required to be deducted and withheld to the applicable Governmental Authority in accordance with Applicable Law; (ii) upon request, promptly provide to Sellers a certificate, receipt or other documentation of proof of such remittance reasonably acceptable to Sellers; and (iii) cooperate with Sellers, as reasonably requested, with respect to the filing of any Tax Return or conduct of any claim relating to any available refund of such amount remitted. To the extent that amounts are so withheld and paid to the appropriate Governmental Authority by Buyer, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the applicable Seller or its Subsidiaries.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Except as set forth in the Seller Disclosure Schedule, each Seller represents and warrants to Buyer as of the date hereof and as of the Closing Date that:

Section 3.01. Corporate Existence and Power. Each Seller and each of its Subsidiaries (and each of Solazyme Bunge and its Subsidiaries) is a corporation or other entity duly incorporated or formed, validly existing and in good standing under the laws of its jurisdiction of incorporation, and, subject to any applicable provisions of the Bankruptcy Code and the authority of the Bankruptcy Court, has all corporate or other powers to carry on the operation of the Business (or in the case of Solazyme Bunge and its Subsidiaries, its business) as currently conducted. Each Seller and each of its Subsidiaries (and each of Solazyme Bunge and its Subsidiaries) has the power and authority to own or lease its properties and assets and to conduct its business as it is now being conducted. Each Seller and each of its Subsidiaries (and each of Solazyme Bunge and its Subsidiaries) is duly licensed or qualified and in good standing as a foreign corporation or other organization in all jurisdictions in which its ownership of properties or assets or the character of its activities is such as to require it to be so licensed or qualified, except where the failure to be so licensed or qualified, individually or in the aggregate, has not been and would not reasonably be expected to result in a Material Adverse Effect. The Sellers have made available to the Buyer true, correct and complete copies of the certificate of incorporation and bylaws or other organizational documents of each Seller and each of its Subsidiaries, each as in effect on the date hereof.

Section 3.02. Corporate Authorization and Enforceability. The execution, delivery and, subject to the entry of the Bidding Procedures Order (in the case of Section 11.02(b) hereof) and the Sale Order (in the case of all other provisions), the performance by each Seller of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby are within such Seller’s corporate or other powers and have been duly authorized by all necessary corporate action on the part of such Seller. This Agreement has been duly executed and delivered by each Seller and, assuming the execution and delivery of this Agreement by the other parties hereto, and subject to the entry of the Bidding Procedures Order (in the case of Section 11.02(b)

hereof) and the Sale Order (in the case of all other provisions with respect to actions to be taken following the Petition Date that require approval pursuant to the Sale Order to be effective), constitutes a valid and binding agreement of such Seller, enforceable against such Seller in accordance with its terms. When each Ancillary Agreement to which a Seller is or will be a party has been duly executed and delivered by such Seller, such Ancillary Agreement will, assuming the execution and delivery of such Ancillary Agreement by the other parties thereto, and subject to the entry of the Bidding Procedures Order (in the case of Section 11.02(b) hereof) and the Sale Order (in the case of all other provisions with respect to actions to be taken following the Petition Date that require approval pursuant to the Sale Order to be effective), constitute a valid and binding agreement of such Seller, enforceable against such Seller in accordance with its terms.

Section 3.03. Governmental Authorization. The execution, delivery and performance by each Seller of this Agreement and the Ancillary Agreements, and the consummation of the transactions contemplated hereby and thereby require no action by or in respect of, or filing with, any Governmental Authority other than (i) the Bankruptcy Court, (ii) applicable requirements of CADE and (iii) any such action or filing as to which the failure to take or make would not be material to the Business or the Purchased Assets.

Section 3.04. Noncontravention. Subject to the entry of the Bidding Procedures Order (in the case of Section 11.02(b) hereof) and the Sale Order (in the case of all other provisions with respect to actions to be taken following the Petition Date that require approval pursuant to the Sale Order to be effective), the execution, delivery and performance by each Seller of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate the certificate of incorporation or bylaws or other organizational documents of such Seller, (b) assuming compliance with the matters referred to in Section 3.03, violate any Applicable Law, (c) assuming that all Required Consents are obtained, constitute a default under or give rise to any right of termination, cancellation or acceleration of any right or obligation or to a loss of any benefit Related to the Business or with respect to any Purchased Asset to which such Seller is entitled under any provision of any agreement or other instrument, except, with respect to this sub-clause (c) only, any such as would not have, individually or in the aggregate, a Material Adverse Effect, or (d) result in the creation or imposition of any material Lien or Claim on any Purchased Asset, with or without notice or lapse of time or both.

Section 3.05. Financial Statements. The Financial Statements fairly present in all material respects, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the Parent Seller and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end audit adjustments and the absence of footnotes in the case of any unaudited interim financial statements). The accounting controls of the Parent Seller and each of its consolidated Subsidiaries have been and are sufficient to provide reasonable assurances that (i) all transactions are executed in accordance with management’s general or specific authorization and (ii) all transactions are recorded as necessary to permit the accurate preparation of financial statements in accordance with GAAP.

Section 3.06. Absence of Certain Changes.

(a)       Since the Balance Sheet Date, other than in connection with the Bankruptcy Cases and taking into account business exigencies arising as a result of the Sellers’ financial condition and status as chapter 11 debtors under the Bankruptcy Code, the Business has been conducted in the ordinary course of business consistent with past practices and there has not been any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) Since the Balance Sheet Date, there has not been any action taken by any Seller or any Subsidiary of any Seller that, if taken during the period from the date of this Agreement through the Closing Date without Buyer’s consent, would constitute a breach of Section 5.02(1).

(c)       Since the Balance Sheet Date, to the Knowledge of Sellers, there has not been any action taken by Solazyme Bunge or any of its Subsidiaries that, if taken during the period from the date of this Agreement through the Closing Date without Buyer’s consent, would constitute a breach of 0.

Section 3.07. No Undisclosed Material Liabilities. There are no liabilities of the Business of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances that could reasonably be expected to result in such a liability, other than:

(a)	liabilities provided for in the Financial Statements or disclosed in the notes thereto;

(b)	Permitted Liens;

(c)	Excluded Liabilities;

(d)       liabilities provided for, or disclosed in, the Joint Venture Financial Statements or notes thereto;

(e)       liabilities incurred in the ordinary course of business since the Balance Sheet Date; and

(f)       other undisclosed liabilities that, individually or in the aggregate, are not material to the Business or to the Purchased Assets.

Section 3.08. Material Contracts. (a) Section 3.08(a) of the Seller Disclosure Schedule contains, as of the date hereof, a complete and correct list of each contract in effect on the date hereof, to the extent such contract is related to the Seller’s portion of the Business or the Purchased Assets, or by which any of the Purchased Assets are bound or affected, the totality thereof being substantially all the contracts and leases of the Sellers and their Subsidiaries, and such schedule being referred to as the “Seller Contract Schedule”.

Of the contracts and leases listed on the Seller Contracts Schedule, the following shall be considered “Seller Material Contracts”:

(i)       any lease (whether of real or personal property) providing for annual rentals of $100,000 or more that cannot be terminated on not more than 60 days’ notice without payment by a Seller or any of it Subsidiaries or Solazyme Bunge or any of its Subsidiaries of any material penalty;

(ii)       any agreement for the purchase of materials, supplies, goods, services, equipment or other assets providing for either (1) annual payments by any Seller or any of its Subsidiaries or Solazyme Bunge or any of its Subsidiaries of $100,000 or more or (2) aggregate payments by any Seller or any of its Subsidiaries or Solazyme Bunge or any of its Subsidiaries of $200,000 or more, in each case that cannot be terminated on not more than 60 days’ notice without payment by a Seller or any of its Subsidiaries of any material penalty;

(iii)       each contract between any Seller or any of its Subsidiaries or Solazyme Bunge or any of its Subsidiaries and significant customers, retailers or distributors of the Business (determined by net revenues in excess of $100,000 in the year ended December 31, 2016);

(iv)       any partnership, joint venture or other similar agreement or arrangement involving a sharing of profits, losses, assets or liabilities with any other Person as to which there remain material outstanding obligations;

(v)       any agreement relating to the acquisition or disposition of the Business (whether by merger, sale of stock, sale of assets or otherwise) or any material part of the Business;

(vi)       any agreement relating to indebtedness for borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset), except any such agreement with an aggregate outstanding principal amount not exceeding $25,000;

(vii)       any contract involving any labor agreement, collective bargaining agreement, works council, employee representative, or similar arrangement;

(viii)       any employment, consulting, retention, change in control, severance, termination or similar contract;

(ix)       any non-disclosure agreement or confidentiality agreement related to the Seller’s portion of the Business (whether with third parties or any present or former Business Employee);

(x)       any contract with any present or former Business Employee assigning employee inventions and any other rights in the employees work to any Seller or any Subsidiary of the Seller;

(xi)       each intellectual property license or royalty agreement;

(xii)       any contract with (A) any current or former officer, director of any Seller or any of its Subsidiaries, (B) any family member of any of the foregoing, or (C) any Affiliate of any such family member and as to which there remain material outstanding obligations;

(xiii)       any contract under which Buyer or any of their Affiliates would be obligated to make a change-in-control payment with respect to the Purchased Assets;

(xiv)       any contract which (A) purports to limit or restrict the ability of the Business to enter into or engage in business in any geographic location, market or line of business, (B) provides for “most favored” terms (other than contracts with customers that provide for “most favored” terms pursuant to applicable local, state or federal Law requirements), or (C) purports to establish an exclusive sale or purchase obligation with respect to any product, service, source or any geographic location;

(xv)       any employment, severance, retention, noncompetition or separation contract as to which there are any material obligations outstanding with any current Business Employee or any individual who has been made (and is considering) an offer to become a Business Employee;

(xvi)       any agreement with or for the benefit of any Affiliate of any Seller that is not on an arms-length basis;

(xvii)       each other contract that is material to the Purchased Assets or upon which the operation of the Business is materially dependent or which materially restricts the operation of the Business, or

(xviii)       any agreement relating to the development or modification or extension of any intellectual property arising out of or related to the Seller’s portion of the Business or any Purchased Assets or any agreement that requires any contribution of intellectual property or that contemplates any of the Sellers or any of their Subsidiaries or Solazyme Bunge or any of its Subsidiaries participating in or cooperating in the development of any intellectual property.

(b)       Section 3.08(b) of the Seller Disclosure Schedule contains, as of the date hereof, a complete and correct list of each contract in effect on the date hereof to which Solazyme Bunge or its Subsidiaries is a party, and that would be required to be filed by Solazyme Bunge (if Solazyme Bunge were a company with a class of equity securities registered under the Securities Exchange Act of 1934, as amended) with the SEC pursuant to Item 601(b)(10) of Regulation S-K (“JV Material Contracts”, and together with Seller Material Contracts, the “Material Contracts”).

(c)	To the Knowledge of Sellers, there are no oral Material Contracts.

(d)       Each Material Contract is a valid and binding agreement of each Seller and each of its Subsidiaries or Solazyme Bunge and each of its Subsidiaries that is a party to such contract, is in full force and effect, and none of such Seller or its Subsidiary or Solazyme Bunge or its Subsidiaries or, to the Knowledge of Sellers, any other party thereto is in default or breach in any material respect under the terms of any such Material Contract, or has provided or received any written notice to terminate any Material Contract. Except as set forth on Section 3.08(d) of the Seller Disclosure Schedule, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any material right or material obligation or the loss of any material benefit thereunder, except for such defaults that would be cured through payment of the Cure Costs or arising solely as a consequence of the Bankruptcy Cases.

Section 3.09. Litigation. Other than as disclosed in Section 3.09 of the Seller Disclosure Schedule, there are no pending or, to the Knowledge of Sellers, threatened, material actions Related to the Business against any Seller or against any Subsidiary of any Seller or against Solazyme Bunge or against its Subsidiaries, or the Purchased Assets, and there are no pending or, to the Knowledge of Sellers, threatened material investigations or inquiries by or before any Governmental Authority Related to the Business, involving any Subsidiary of any Seller or involving Solazyme Bunge or any of its Subsidiaries, or the Purchased Assets. There is no action pending or, to the Knowledge of the Sellers, threatened against or involving the Business, any Seller, any Subsidiary of any Seller or Solazyme Bunge and any of its Subsidiaries, or the Purchased Assets that would reasonably be expected to prevent or materially delay the ability of the Sellers to consummate the transactions contemplated by this Agreement.

Section 3.10. Compliance with Laws and Court Orders. (a) No Seller and no Subsidiary of any Seller or Solazyme Bunge or any Subsidiary of Solazyme Bunge is in violation of any Applicable Law relating to the Purchased Assets or the conduct of the Business, except for violations that have not had and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)      To the extent Related to the Business and except as set forth on Section 3.10(b) of the Seller Disclosure Schedule, no Seller or Subsidiary thereof, or to the Knowledge of Sellers, Solazyme Bunge or any of its Subsidiaries, has received or been subject to, in each case since July 1, 2014, (i) any United States Food and Drug Administration (“FDA”) Form 483s or equivalent report by inspectors or officials from any other Governmental Authority of any situation requiring correction of conditions or circumstances that are objectionable or otherwise contrary to Applicable Law, (ii) any FDA Notices of Adverse Findings or any equivalent written correspondence from any other Governmental Authority indicating a failure to comply with Applicable Law or (iii)

any warning letters or other written correspondence from the FDA or any other Governmental Authority in which the FDA or such other Governmental Authority asserting that the operations of the Business were not in compliance with Applicable Law.

(c)       Except as set forth in Section 3.10(c) of the Seller Disclosure Schedule, the marketing, packaging, labeling and sale of products related to the Business by or on behalf of each Seller (or Subsidiary thereof) and on behalf of Solazyme Bunge (or any Subsidiary thereof) currently complies, and since July 1, 2014 has complied, in all material respects with Applicable Law and applicable self-regulatory authority policies. To the Knowledge of Sellers, no Seller (or any Subsidiary thereof) or to the Knowledge of Sellers, Solazyme Bunge (or any Subsidiary thereof) nor any of their respective manufacturers has received any written notice or charge, which has not been complied with or withdrawn, by a Governmental Authority asserting any material violation of such requirements. Since July 1, 2014, no Seller (or any Subsidiary thereof) or to the Knowledge of Sellers, Solazyme Bunge (or any Subsidiary thereof) has undertaken any product recall (whether voluntary or compulsory) related to the Business, and, to the Knowledge of Sellers, no product manufactured, marketed or sold by any Seller (or any Subsidiary thereof) or Solazyme Bunge (or any Subsidiary thereof) Related to the Business is subject to a recall required by any Governmental Authority, and no Seller (or any Subsidiary thereof) or Solazyme Bunge (or any Subsidiary thereof) has any current plans to initiate a voluntary product recall related to the Business.

(d)       Since July 1, 2014, each Seller (and each Subsidiary thereof) and Solazyme Bunge (and each Subsidiary thereof) has complied in all material respects with all other reporting requirements applicable to the Business as required by Applicable Law. No Seller (or any Subsidiary thereof) or to the Knowledge of Sellers, Solazyme Bunge (or any Subsidiary thereof) has received since July 1, 2014 any notice or charge, which has not been complied with or withdrawn, by a Governmental Authority asserting any material violation of any Applicable Law.

(e)       Since July 1, 2014, each Seller (and each Subsidiary thereof) and Solazyme Bunge (and each Subsidiary thereof) has conducted all marketing and promotional activities of the Business in material compliance with applicable requirements of relevant Governmental Authorities. No Seller (or Subsidiary thereof) or to the Knowledge of Sellers, Solazyme Bunge (or any Subsidiary thereof) has received since July 1, 2014 any written notice or charge, which has not been complied with or withdrawn, by a Governmental Authority asserting any material violation of such requirements Related to the Business. No Seller (or any Subsidiary thereof) or Solazyme Bunge (or any Subsidiary thereof) nor, to the Knowledge of Sellers, their manufacturers or co-packers, has been a defendant in any litigation relating to any claim for false advertising arising under the Lanham Act Related to the Business.

(f)       No Seller (or any Subsidiary thereof) or Solazyme Bunge (or any Subsidiary thereof) Subsidiaries nor, to the Knowledge of Sellers, any of their employees, has been disqualified, debarred or voluntarily excluded by the FDA or any other Governmental Authority for any purpose, or has been charged with or convicted under

United States federal law for conduct relating to the development or approval, or otherwise relating to the regulation, of any drug product under the Federal Food, Drug, and Cosmetic Act or any other Applicable Law, in each case Related to the Business. No Seller (or any Subsidiary thereof) or to the Knowledge of Sellers, Solazyme Bunge (or any Subsidiary thereof) nor, to the Knowledge of Sellers, any of their employees, has received any written notice to such effect.

(g) All Permits required for Sellers and their Subsidiaries or Solazyme Bunge and its Subsidiaries to conduct the Business in all material respects as currently conducted, or for the ownership and use in all material respects of the Purchased Assets, have been obtained by Sellers and/or any Subsidiary of any Seller or Solazyme Bunge and its Subsidiaries and are valid and in full force and effect. Section 3.10(g) of the Seller Disclosure Schedule lists all material Permits issued to Sellers and any Subsidiary of any Seller that are related to the Seller’s portion of the Business as currently conducted or the ownership of the Purchased Assets, including the names of the Permits and their respective dates of issuance and expiration. All fees and charges with respect to such Permits as of the date hereof have been paid in full; and no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Section 3.10(g) of the Seller Disclosure Schedule.

Section 3.11. Properties.

(a)       Schedule 3.11(a) of the Seller Disclosure Schedule sets forth a complete and accurate list of all real property owned by any Sellers or any of their Subsidiaries and of Solazyme Bunge or any of its Subsidiaries that are Related to the Business (the “Owned Facilities”). Except as set forth on Schedule 3.11(a), any such Sellers (or their Subsidiaries, as applicable) or Solazyme Bunge (or its Subsidiaries) owns fee simple title to each of the Owned Facilities, free and clear of all Liens and Claims (other than Permitted Liens). There are no outstanding options, rights of first offer or refusal or other preemptive rights in favor of any Person to purchase the Owned Facilities or any portion thereof. None of the Sellers or any of their Subsidiaries or Solazyme Bunge or any of its Subsidiaries has leased, subleased or otherwise granted to any Person the right to use or occupy the Owned Facilities or any portion thereof. The are no public improvements with respect to the Owned Facilities which have not been completed, assessed and paid for prior to the date of this Agreement. Except as set forth on Schedule 3.11(a), there are no Taxes, assessments for public improvements, fees, charges or similar costs and expenses with respect to the Owned Facilities which, individually or in the aggregate, are material in amount and which are due and remain unpaid, including those for construction of sewer, water, electric, gas or steam lines and mains, streets or curbing. There are no eminent domain proceedings of any kind pending or, to the Knowledge of the Sellers’, threatened against any Owned Facilities.

(b)       Section 3.11(b) of the Seller Disclosure Schedule sets forth each lease, sublease or other agreement pursuant to which any Seller or any of its Subsidiaries or Solazyme Bunge or any of its Subsidiaries uses real property primarily in the Business as currently conducted (together with all rights, title and interest of any Seller or any

Subsidiary thereof or Solazyme Bunge or any of its Subsidiaries) in and to leasehold improvements relating thereto, including, but not limited to, security deposits, reserves or prepaid rents paid in connection therewith, collectively, the “Business Leases”). Each Seller and each of its Subsidiaries and Solazyme Bunge and each of its Subsidiaries has valid leasehold interests in all such real property pursuant to the Business Leases, which interests are not subject to any Liens or Claims other than Permitted Liens. With respect to each Business Lease:

(i)       such Business Lease is in full force and effect and constitutes a valid and binding obligation of a Seller or any of its Subsidiaries or Solazyme Bunge or any of its Subsidiaries and, to the Knowledge of Sellers, the other parties thereto;

(ii)       to the Knowledge of Sellers, there is no pending or threatened or contemplated appropriation, condemnation or like proceeding materially affecting the leased real property or any part thereof subject to any Business Lease or any sale or other disposition of any such leased real property or any part thereof in lieu of condemnation or other matters materially affecting and impairing the current use, occupancy or value thereof;

(iii)       no Seller or any of its Subsidiaries or Solazyme Bunge or any of its Subsidiaries is in material breach or default under such Business Lease, and no event has occurred or circumstance exists that, with the delivery of notice, passage of time or both, would constitute such a material breach or default, except for any such defaults or breaches that would be cured through payment of the Cure Costs or arising solely as a consequence of the Bankruptcy Cases;

(iv)       no Seller or any of its Subsidiaries or Solazyme Bunge or any of its Subsidiaries has received nor given any notice of any default or event that, with notice or lapse of time, or both, would constitute a default by such Seller or any of its Subsidiaries or Solazyme Bunge or any of its Subsidiaries under any of the Business Leases and, to the Knowledge of Sellers, no other party is in default thereof, and no party to any Business Lease has exercised any termination rights with respect thereto;

(v)       no Seller nor any of its Subsidiaries or Solazyme Bunge or any of its Subsidiaries has subleased, assigned or otherwise granted to any Person the right to use or occupy such leased real property covered by a Business Lease or any portion thereof; and

(vi)       To Sellers’ Knowledge, other than with respect to an Excluded Asset, no Seller or any of its Subsidiaries or Solazyme Bunge or any of its Subsidiaries has made any improvements or modifications to any leased real property that would require, upon termination of the tenancy, that any Seller or any of its Subsidiaries pay more than $50,000 to restore and repair the leased real property.

(c)       Sellers and each of their Subsidiaries and Solazyme Bunge and each of its Subsidiaries have good title to, or in the case of any leased personal property has valid leasehold interests in, all the principal equipment, fixtures, computers, and other personal property Related to the Business. All such equipment, fixture, computers and other personal property Related to the Business is in good operating condition and repair, subject to ordinary wear and tear. Since December 31, 2014, there has not been any material interruption of the operations of the Business due to inadequate maintenance of such equipment.

(d)       Immediately after Closing, no Purchased Asset will be subject to any Liens or Claims, except for liens for taxes, assessments and similar charges that are not yet due or are being contested in good faith, (collectively, the “Permitted Liens”).

(e)       None of the real properties listed on Schedule 3.11(a) or Schedule 3.12(b) are subject to any environmental condition that would require any Seller (or any Subsidiary thereof) or Solazyme Bunge (or any Subsidiary thereof) or any successor in interest in any such property: (i) to perform a site assessment for hazardous materials, (ii) to remove or remediate any hazardous materials or hazardous conditions, (iii) to give notice to or receive approval from any Governmental Authority pursuant to any Environmental Law, or (iv) to record or deliver to any Person any disclosure document or statement pertaining to environmental matters.

Section 3.12. Products. (a) Each of the products produced or sold by any Seller or any of its Subsidiaries (or by Solazyme Bunge or any of its Subsidiaries) in connection with the Business is, and at all times up to and including the sale thereof has been, (i) in compliance in all material respects with Applicable Laws and (ii) fit for the ordinary purposes for which it is intended to be used. All Inventory is of a quality usable and salable in the ordinary course of business consistent with past practice, except for obsolete, damaged, defective or slow-moving items in the ordinary course of business. All Inventory is owned by the Sellers free and clear of all Liens or Claims, other than Permitted Liens and except as set forth in Section 3.12 of the Seller Disclosure Schedule, no Inventory is held on a consignment basis. All Inventory deemed obsolete, excessive or below-standard quality has been reserved against, written off or written down to net realizable value on the Financial Statements and valued in accordance with, and to the extent required by, GAAP.

(b)       Each product manufactured, sold, leased or delivered by any Seller or any of its Subsidiaries or by Solazyme Bunge or any of its Subsidiaries in connection with the Business is in compliance in all material respects with all applicable material contractual commitments and all express and implied warranties.

(c)       Since the Balance Sheet Date, no Seller nor any of their Subsidiaries or Solazyme Bunge or any of its Subsidiaries has experienced any returns of products of the Business, other than in the ordinary course of business.

Section 3.13. Intellectual Property.

(a)       Section 3.13(a) of the Seller Disclosure Schedule sets forth a complete and accurate list, as of the date hereof, of each of the following as used by the Sellers or any of their Subsidiaries in the conduct of the Business: (i) Patents; (ii) registered and material unregistered Trademarks; (iii) registered and material unregistered Copyrights; (iv) Internet domain names; and (v) Software (other than “off-the-shelf” or shrink-wrap Software). The Sellers and their Subsidiaries and Solazyme Bunge and its Subsidiaries solely own or have the valid right or license to use, free and clear of all Liens or Claims (other than Permitted Liens), all Intellectual Property used in the conduct of the Business. Each item of Owned Intellectual Property is subsisting, valid and enforceable.

(b)       With respect to all Trademarks listed in Section 3.13(a)(ii) of the Seller Disclosure Schedule for which a registration has been issued or application for registration has been filed, each application therefor, affidavit of use relating thereto, and registration thereof, was, true and accurate in all respects when filed or issued, as applicable. No Seller (or any Subsidiary thereof) or Solazyme Bunge (or any Subsidiary thereof) has taken any action (or failed to take any action), conducted its business, or used or enforced any such Trademark, in each case in a manner that would result in the abandonment, cancellation, forfeiture, relinquishment, or unenforceability of any such Trademark. All necessary payments have been made and all necessary documents and certificates have been filed with the necessary authorities for purposes of maintaining such registered Trademarks, and each Seller (and each Subsidiary thereof) and Solazyme Bunge (and each Subsidiary thereof) has taken reasonable steps to protect such its rights in and to each such Trademark and to prevent the unauthorized use thereof by any other Person.

(c)       With respect to all material Patents listed in Section 3.13(a)(i) of the Seller Disclosure Schedule (each, a “Seller Patent”), all inventors, including current or former employees of the Sellers and their Subsidiaries, are, appropriately named as inventors on any issued Seller Patent or pending Seller Patent application. To the Knowledge of Sellers, all prior art, the non-disclosure of which would invalidate any Seller Patent or, in connection with a Seller Patent application prevent the issuance of a Patent covering all claims contained therein, has been disclosed in such Patent application. All necessary payments have been made and all necessary documents and certificates have been filed with the necessary authorities for purposes of maintaining each Seller Patent.

(d)       With respect to the domain names listed in Section 3.13(a)(iv) of the Seller Disclosure Schedule, the disclosure sets forth the domain name registrar therefor, the name of the registrant, administrative and technical contacts, and the true and accurate expiration date of such registration.

(e)       No Owned Intellectual Property is subject to any outstanding judgment, injunction, order, decree or agreement restricting the use thereof by any Seller (or any Subsidiary thereof) or by Solazyme Bunge (or any Subsidiary thereof) or restricting the licensing thereof by any Seller (or any Subsidiary thereof) or by Solazyme Bunge (or any Subsidiary thereof) to any Person.

(f)       There is no pending, or, to the Knowledge of Sellers, threatened, opposition, interference or cancellation proceeding before any Governmental Authority in any jurisdiction against any registrations or applications relating to any material Owned Intellectual Property.

(g)       (i) Section 3.13(g)(i) of the Seller Disclosure Schedule sets forth a list, as of the date hereof, of all material Licensed Intellectual Property licensed to the Sellers or its Subsidiaries, (ii) Section 3.13(g)(ii) of the Seller Disclosure Schedule contains a complete and accurate list of all material licenses, sublicenses, agreements, including co-ownership agreements, and other rights granted by any Seller (or Subsidiary thereof) or to the Knowledge of Sellers, by Solazyme Bunge (or any Subsidiary thereof) to any third party with respect to any Owned Intellectual Property (“Outbound Intellectual Property Licenses” and, collectively with Licensed Intellectual Property, “IP Licenses”). Other than rights in Owned Intellectual Property arising under an Outbound Intellectual Property License disclosed in Section 3.13(g)(ii) of the Seller Disclosure Schedule, no Person has any rights in or to any Owned Intellectual Property, including through grant of any option, license, co-ownership interest, assignment or agreement of any kind.

(h)       To the Knowledge of Sellers, the conduct of the Business as currently conducted, does not infringe, misappropriate or otherwise violate the Intellectual Property rights of any Person. To the Knowledge of Sellers, no Person is infringing, misappropriating or making any unlawful or unauthorized use of or violating, and no Intellectual Property used or owned by any Person infringes, any Seller Intellectual Property.

(i)       No claims or litigations are pending or, to Knowledge of Seller, threatened, against any Seller (or any Subsidiary thereof) or against Solazyme Bunge (or any Subsidiary thereof) by any Person (i) with respect to the ownership, validity, enforceability, effectiveness or use in its business of any Seller Intellectual Property, (ii) contesting the right of any Seller (or any Subsidiary thereof) or Solazyme Bunge (or any Subsidiary thereof) to use any of its products, processes or services currently or previously used by any Seller (or any Subsidiary thereof) or by Solazyme Bunge (or any Subsidiary thereof) or (iii) alleging infringement, misappropriation or violation of the Intellectual Property rights of any other Person in any material respect.

(j)       The consummation of the transactions contemplated by this Agreement will not impair any right of Buyer to own or use any material Seller Intellectual Property and, immediately after the Closing, Buyer will have all, right, title and interest in and to material Seller Intellectual Property on identical terms and conditions as enjoyed by the Sellers (or any Subsidiary thereof) or by Solazyme Bunge (or any Subsidiary thereof) immediately prior to the Closing.

(k)       To the Knowledge of Sellers, each Seller (or Subsidiary thereof) and Solazyme Bunge (or Subsidiary thereof) have the right to bring actions against any Person that is infringing any Owned Intellectual Property and to retain for itself any damages recovered in any such action. No Seller (or any Subsidiary thereof) or

Solazyme Bunge (or any Subsidiary thereof) has entered into any agreement granting any third party the right to bring infringement actions or otherwise to enforce rights with respect to the Owned Intellectual Property.

(l)       Each Seller (and Subsidiary thereof) and Solazyme Bunge (and each Subsidiary thereof) have taken commercially reasonable measures to maintain in confidence all Trade Secrets owned by such Seller (or any Subsidiary thereof) or by Solazyme Bunge (or any Subsidiary thereof) included in the Purchased Assets. All current and former employees, consultants and independent contractors of each Seller (and each Subsidiary thereof) who have or previously had access to Trade Secrets of the Business have executed an enforceable agreement containing confidentiality provisions protecting such Trade Secrets. To the Knowledge of Sellers, (1) there has been no misappropriation of any such Trade Secrets by any Person and (2) no such Trade Secrets have been used by, disclosed to or discovered by any Person except pursuant to valid and appropriate non-disclosure, assignment or license agreements that have not been breached. Except as set forth in Section 3.13(l) of the Seller Disclosure Schedule, to the Knowledge of Sellers, each current and former employee, consultant and independent contractor to each Seller and each of its Subsidiaries who is or was involved in, or who has contributed to, the creation or development of any Owned Intellectual Property, has executed and delivered to such Seller or its Subsidiaries an enforceable agreement that assigns to such Seller or its Subsidiaries all Intellectual Property rights that such current and former employee, consultant and independent contractor may have had in such Owned Intellectual Property.

Section 3.14. Privacy and Data Protection. To the Knowledge of Sellers, no Seller or Subsidiary of any Seller or Solazyme Bunge or any of its Subsidiaries has collected, received or used any information, including, without limitation, non-public personally identifiable and/or financial information, from customers or other Persons (“Customer Information”) in an unlawful manner, or in a manner that in any way violates the privacy rights of its customers or users of any of its websites under Applicable Law.

Section 3.15. Information Technology. (a) Each Seller and each of its Subsidiaries and Solazyme Bunge and each of its Subsidiaries has in place and maintains in effect reasonably adequate redundancy and disaster recovery plans appropriate for the nature of the risks associated with the Business.

(b)       All material Software that is exclusively used in or held for use in the Business or that is otherwise Related to the Business is in working condition. Such Software (i) contains no Disabling Devices and (ii) other than those errors and defects in such Software that were timely remedied, and which did not, individually or in the aggregate, cause any Seller, any of its Subsidiaries, or Solazyme Bunge or any of its Subsidiaries or any customer to suffer any material harm, such Software has not suffered from any material or recurring malfunctions.

(c)       No Software that is part of the Owned Intellectual Property is licensed to third parties, including Subsidiaries of any Seller.

(d)       Collectively, the Sellers and their Subsidiaries and Solazyme Bunge and its Subsidiaries possess an accurate and complete copy of the source code to all material Software comprising Owned Intellectual Property.

(e)       Neither this Agreement, nor the transactions contemplated hereby, will result in (i) any third party being granted rights or access to of any source code for any material Software comprising Owned Intellectual Property or (ii) any Seller (or any Subsidiary thereof) or Solazyme Bunge (or any Subsidiary thereof) granting to any third party any right, title or interest to or with respect to any such Software. No Seller (or any Subsidiary thereof) or Solazyme Bunge (or any Subsidiary thereof) has provided nor is obligated under any agreement to which it is a party to provide the source code for any of such Software to any other Person. No Seller (or any Subsidiary thereof) or Solazyme Bunge (or any Subsidiary thereof) has expressly authorized any other Person to reverse engineer, disassemble or decompile any of its software to create such source code.

(f)       The Computer Hardware that, individually or in the aggregate, is material to the Business and is included in the Purchased Assets does not contain any Disabling Devices.

Section 3.16. Finders’ Fees. Except for Rothschild & Co., whose fees will be paid by Parent Seller, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of any Seller who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

Section 3.17. Taxes.

(a)       All material Tax Returns required to be filed with respect to the Purchased Assets or that is Related to the Business have been timely filed. Each such Tax Return was correct and complete in all material respects. All material Taxes with respect to the Purchased Assets or that is Related to the Business (whether or not shown on any Tax Return) that are due and payable have been timely paid. No Seller or Subsidiary of any Seller is currently the beneficiary of any extension of time with respect to the Purchased Assets or Business within which to file any Tax Return, nor has any Seller or any of their Subsidiaries made any request for such extensions that is currently pending. No claim has been made by an authority in a jurisdiction where any Seller or any of its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction with respect to the Purchased Assets or Business. There are no Liens or Claims (other than Permitted Liens) on any of the Purchased Assets that arose in connection with any failure to pay any Tax.

(b)       Each Seller and each of its Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party relating to the Purchased Assets or Business.

(c)       There is no material dispute, audit or claim concerning any Tax liability of any Seller or any of its Subsidiaries with respect to the Purchased Assets or Business claimed or raised by any Taxing Authority in writing.

(d)       There is no outstanding waiver of any statute of limitations in respect of Taxes or agreement to extend the time with respect to a Tax assessment or deficiency relating to the Purchased Assets or Business.

(e)       Notwithstanding anything herein to the contrary, the representations and warranties set forth in this Section 3.17 are the only representations and warranties of the Sellers with respect to Tax matters.

Section 3.18. Environmental Compliance.

Except as to matters that would not reasonably be expected to have a Material Adverse Effect:

(a)       (i) no written notice, order, request for information, complaint or penalty has been received by any Seller or any Subsidiary thereof or by Solazyme Bunge or any Subsidiary thereof, and (ii) there are no judicial, administrative or other actions, suits or proceedings pending or threatened, in the case of each of (i) and (ii), which allege a violation of any Environmental Law and relate to the Purchased Assets or the Business;

(b)       (i) each Seller and each of its Subsidiaries and Solazyme Bunge and each of its Subsidiaries has obtained or caused to be obtained all environmental Permits necessary for such Person’s operation of the Purchased Assets or the Business to comply with all applicable Environmental Laws (as in effect on the dates this representation is made), (ii) all such Permits are in full force and effect as of the Closing Date, and (iii) each Seller and each of its Subsidiaries and Solazyme Bunge and its Subsidiaries is in compliance with the terms of such permits and, with respect to the operation of the Purchased Assets and the Business by such Seller or its Subsidiaries or by Solazyme Bunge and its Subsidiaries, with all other applicable Environmental Laws. With respect to any such Permits, each Seller and each of its Subsidiaries and Solazyme Bunge and each of its Subsidiaries has used, or will use prior to the Closing Date, commercially reasonable efforts to facilitate transferability of the same, and to the Knowledge of Sellers, there exists no condition, event or circumstance that would reasonably be expected to prevent or impede the transferability of the same, and has not received any written notice regarding any material adverse change in the status or terms and conditions of the same.

Section 3.19. Accounts Receivable. All of the outstanding accounts receivable shown on the Financial Statements constituting Purchased Assets (the “Accounts Receivable”) have been valued in accordance with GAAP and represent, as of the respective dates thereof, valid obligations arising from sales actually made or services actually performed, in each case, in the ordinary course of business consistent with past practice. All of the outstanding Accounts Receivable that are reasonably expected to be uncollectible have been reserved against on the Financial Statements in accordance with

GAAP. Since December 31, 2016, no Seller nor any of its Subsidiaries has canceled, or agreed to cancel, in whole or in part, any Accounts Receivable except in the ordinary course of business consistent with past practice.

Section 3.20. Distributors and Suppliers. (a) Section 3.20(a) of the Seller Disclosure Schedule sets forth with respect to the Seller’s portion of the Business: (i) the top ten retailers and distributors for each of the two most recent fiscal years and for the three months ended March 31, 2017 (collectively, the “Material Distributors”) and (ii) the net revenues in respect of each Material Distributor during such periods. As of the date hereof, no Seller and no Subsidiary of any Seller has received any written notice that any of the Material Distributors has ceased, or intends to cease after the Closing, to distribute the goods of the Business or to otherwise terminate or materially reduce its relationship with the Business, and as of the date hereof, to the Knowledge of Sellers, none of the Material Distributors intends to do any of the foregoing.

(b) Section 3.20(a) of the Seller Disclosure Schedule sets forth with respect to the Seller’s portion of the Business (i) the top ten suppliers for each of the two most recent fiscal years and for the three months ended March 31, 2017 (collectively, the “Material Suppliers”) and (ii) the amount of purchases from each Material Supplier during such periods. As of the date hereof, no Seller and no Subsidiary of any Seller has received any written notice that any Material Supplier has ceased or intends to cease to supply goods or services to the Business or to otherwise terminate or materially reduce its relationship with the Business, and as of the date hereof, to the Knowledge of Sellers, none of the Material Suppliers intends to do any of the foregoing.

Section 3.21. Ownership of Stock.

Parent Seller is the record and beneficial owner, free and clear of any Liens or Claims, of a membership interest equal to a 50.1% interest in Solazyme Bunge, except for such Liens or Claims as are expressly provided for under the Joint Venture Agreement, or as otherwise set forth in Section 3.21 of the Seller Disclosure Schedule.

Section 3.22. Corrupt Practices.

(a)       Since December 31, 2014, to the Knowledge of the Sellers, no director, officer, employee or agent of any Seller (or any Subsidiary thereof) or of Solazyme Bunge (or any Subsidiary thereof), has been convicted of any criminal offense or found guilty of any civil offense in connection with the Business, in either case involving fraud, misrepresentation, dishonesty, breach of fiduciary duty, embezzlement or other fraudulent conversion or misappropriation of property.

(b)       Since December 31, 2014, no Seller nor any of its Subsidiaries nor Solazyme Bunge nor any of its Subsidiaries nor, to the Knowledge of Sellers, any director, officer, employee or agent of any Seller (or any Subsidiary thereof) or of Solazyme Bunge (or any Subsidiary thereof), has made any contribution or expenditure in connection with the Business, whether in the form of money, products, services or facilities, in connection with any election for political office or to any public official except to the extent permitted by applicable Law. Since December 31, 2014, no Seller nor any of their Subsidiaries or Solazyme Bunge or any of its Subsidiaries, nor, to the Knowledge of the Sellers, any director, officer, employee or agent of any Seller or any of their Subsidiaries or of Solazyme Bunge or any of its Subsidiaries has offered or provided any unlawful remuneration, entertainment or gifts to any Person, including any official of a Governmental Authority, in connection with the Business.

(c)      Each Seller and each of their Subsidiaries and Solazyme Bunge and each of its Subsidiaries are and since December 31, 2014 have been in compliance in all material respects with all requirements applicable to it regarding anti-money laundering and anti-terrorism Laws, including applicable provisions of the USA PATRIOT Act.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE BUYER

Buyer represents and warrants to the Sellers as of the date hereof and as of the Closing Date that:

Section 4.01. Corporate Existence and Power. Corbion N.V. is a limited company formed, validly existing and in good standing under the laws of the Netherlands and has all corporate powers required to carry on its business as now conducted.

Section 4.02. Corporate Authorization. The execution, delivery and performance by Buyer of this Agreement and the Ancillary Agreements to which a Buyer is a party and the consummation of the transactions contemplated hereby and thereby are within Buyer’s corporate powers and have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement has been duly executed and delivered by each Buyer and, assuming the execution and delivery of this Agreement by the other parties hereto, constitutes a valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms (subject to, in the case of consummation of the transactions contemplated by this Agreement, the entry of the Sale Order). When each Ancillary Agreement to which Buyer is or will be a party have been duly executed and delivered by Buyer, such Ancillary Agreement will, assuming the execution and delivery of such Ancillary Agreement by the other parties thereto, and constitute a valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms (subject to, in the case of consummation of the transactions contemplated by this Agreement, the entry of the Sale Order).

Section 4.03. Governmental Authorization. The execution, delivery and performance by Buyer of this Agreement and the Ancillary Agreements, and the consummation of the transactions contemplated hereby and thereby require no action by or in respect of, or filing with, any Governmental Authority other than (i) the Bankruptcy Court, (ii) applicable requirements of CADE, and (iii) any such action or filing as to which the failure to take or make would not be material to the Business or the Purchased Assets.

Section 4.04. Noncontravention. The execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) violate the certificate of incorporation or bylaws of the Buyer, (ii)

assuming compliance with the matters referred to in Section 4.03, violate any Applicable Law, (iii) require any consent or other action by any Person under, constitute a default under or give rise to any right of termination, cancellation or acceleration of any material right or obligation or to a loss of any material benefit to which Buyer, is entitled under any provision of any agreement or other instrument binding upon Buyer or (iv) result in the creation or imposition of any material Liens or Claims on any asset of Buyer.

Section 4.05. Financing. Buyer has, or will have prior to the Closing, sufficient cash, available lines of credit or other sources of immediately available funds to pay, in aggregate, the Purchase Price, amounts due pursuant to the Assumed Liabilities, and any other amounts to be paid by it hereunder and/or pursuant to the Ancillary Agreements.

Section 4.06. Litigation. There is no action, suit, investigation or proceeding pending against, or to the knowledge of Buyer threatened against or affecting, Buyer before any arbitrator or any Governmental Authority that in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement and/or any Ancillary Agreement.

Section 4.07. Adequate Assurances. As of the Assumption and Assignment Effective Date, Buyer will be capable of satisfying the conditions contained in sections 365(b)(1)(C) and 365(f)(2)(B) of the Bankruptcy Code with respect to the Assumed Contracts and Assumed Real Property Leases.

Section 4.08. Finders’ Fees.

There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Buyer who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

Section 4.09. Inspections; No Other Representations.

Buyer is an informed and sophisticated purchaser, and has engaged expert advisors, experienced in the evaluation and purchase of property and assets such as the Purchased Assets as contemplated hereunder. Buyer has undertaken such investigation and has been provided with and has evaluated such documents and information as they have deemed necessary to enable them to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement. Buyer acknowledges and agrees that the Purchased Assets are sold “as is” and Buyer agrees to accept the Purchased Assets and the Purchased Business in the condition they are in on the Closing Date without reliance upon any express or implied representations or warranties of any nature made by or on behalf of or imputed to any Seller, except as expressly set forth in this Agreement.

ARTICLE 5

COVENANTS OF THE SELLERS

Section 5.01. Conduct of the Business. Except as contemplated by this Agreement or as consented to by Buyer in writing and to the extent not inconsistent with the Bankruptcy Code, the Federal Rules of Bankruptcy Procedure, any orders entered by the Bankruptcy Court in the Bankruptcy Cases or other Applicable Law, from the date hereof until the Closing Date (or the earlier termination of this Agreement), each Seller shall (and shall cause each of its Subsidiaries to) use its commercially reasonable efforts to (i) conduct the Business in the ordinary course consistent with past practice and (ii) taking into account business exigencies arising as a result of a Seller’s financial condition and, where applicable, status as a chapter 11 debtor under the Bankruptcy Code, (a) preserve intact the business organizations of the Business, (b) continue operating the Business as a going concern, (c) preserve intact the Business’s relationships with third parties and (d) keep available the services of the present employees of the Business. For the avoidance of doubt, the pendency of the Bankruptcy Cases and the effects thereof shall in no way be deemed a breach of this Section 5.01.

Section 5.02. Interim Covenants. Except as expressly contemplated by this Agreement or except with the prior written consent of Buyer and to the extent not inconsistent with the Bankruptcy Code, the Federal Rules of Bankruptcy Procedure, any orders entered by the Bankruptcy Court in the Bankruptcy Cases or other Applicable Law, from the date hereof until the Closing Date (or the earlier termination of this Agreement),

(1) Sellers shall not, and shall not permit any of their Subsidiaries to, with respect to the Business (which, only for purposes of this clause (1) and the sub-clauses thereunder does not refer to or include Solazyme Bunge and its Subsidiaries or the Business conducted by any of those entities):

a)       incur any capital expenditures, except for those contemplated by the capital expenditures budget previously provided to Buyer prior to the date hereof;

b)       acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties, interests or businesses for the conduct of the Business, other than in the ordinary course of business;

c)       sell, lease, transfer, or otherwise dispose of any Purchased Assets or incur or suffer any Liens or Claims other than Permitted Liens with respect to any Purchased Assets, except (A) pursuant to existing contracts or commitments, (B) otherwise in the ordinary course of business consistent with past practice or (C) pursuant to the Bidding Procedures Order;

d)       cancel any material debts or claims or amend, terminate or waive any material rights under any Seller Material Contract;

e)       accelerate, terminate, materially modify or cancel any Seller Material Contract;

f)       incur, assume or guarantee any Indebtedness that would be an Assumed Liability;

g)       settle, pay or discharge, or admit liability or consent to non-monetary or monetary relief in connection with, any action or threatened action that is Related to the Business or involves any Purchased Asset that would materially impact the Buyer’s ability to use such Purchased Asset as currently used in the Business;

h)       adopt, amend, modify or terminate any Employee Benefit Plan except as required by Applicable Law, or accelerate the payment or vesting of amounts or benefits or amounts payable or to become payable under any Employee Benefit Plan, or fail to make any required contribution to any Employee Benefit Plan;

i)       grant any increase in the compensation or benefits of any current or former director, manager, officer, employee, independent contractor or other service provider of any Seller or any of their Subsidiaries outside the ordinary course of business consistent with past practice, or extend an offer of employment to, or hire, any employee or officer or terminate any such employee or officer;

j)       adopt, amend, modify or terminate any labor agreement, collective bargaining agreement, works council, employee representative, or similar arrangement;

k)       enter into any agreement or arrangement that limits or otherwise restricts in any material respect the conduct of the Business or any successor thereto or that, after the Closing Date, would reasonably be expected to limit or restrict in any material respect Buyer from engaging or competing in any line of business;

l)       enter into any contract that would be a Seller Material Contract, other than (A) purchase orders executed in connection with currently effective contracts, or (B) agreements in connection with an Alternative Transaction pursuant to the Bidding Procedures Order;

m)       change the methods of accounting or accounting practice, except as required by changes in GAAP as agreed to by its independent public accountants;

n)       materially change cash management policies, practices and procedures with respect to collection of Accounts Receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

o)       settle, or offer or propose to settle, (A) any material litigation, investigation, arbitration, proceeding or other claim involving or against the Business or (B) any litigation, arbitration, proceeding or dispute that relates to the transactions contemplated hereby;

p)       change, amend or restate the certificate of incorporation, bylaws or similar constituent documents of any Sellers or any Subsidiary of any Seller;

q)       fail to maintain insurance coverage with respect to the Purchased Assets or the like Business in amounts and scope consistent with past practice;

r)       make, revoke or amend any material Tax election, execute any waiver or extend any restrictions on assessment or collection of any Tax, or enter into or make any amendment to any agreement or settlement with any Tax authority, in each case, if such action would adversely impact Buyer, the Purchased Assets or the Business after the Closing;

s)      agree or commit to do any of the foregoing; and

(2)       With respect to Solazyme Bunge and its Subsidiaries, and except as set forth in Section 5.02 of the Seller Disclosure Schedule, each Seller shall use its best efforts (which shall include exercising all of its rights, powers and authority with respect to Solazyme Bunge and its Subsidiaries) to cause Solazyme Bunge and its Subsidiaries not to do, undertake or carry out any of the following:

(i)       incur any material capital expenditures, except for those contemplated by the capital expenditures budget previously provided to Buyer prior to the date hereof;

(ii)       transfer, sell, dispose of or permit any Lien to be imposed upon any material assets;

(iii)       incur, assume or guarantee any indebtedness other than in the ordinary course of business;

(iv)       dividend, loan, or otherwise distribute any cash or property to any Seller or any of its Subsidiaries;

(v)       make any payment to any Seller or any of its Subsidiaries outside of the ordinary course of business and other than pursuant to an arm’s length contract entered into prior to the date of this Agreement;

(vi)       change, amend or restate the certificate of incorporation, bylaws or similar constituent documents of Solazyme Bunge or any of its Subsidiaries or amend, change or alter the Joint Venture Agreement or any agreement entered into by the parties and their Affiliates pursuant to the Joint Venture Agreement;

(vii)       amend, modify, reduce or terminate the supply of any products to Sellers or any of their Affiliates;

(viii)      amend, modify or terminate the existing commercial agreements with BioMar AS; or

(ix)         agree or commit to any of the foregoing.

Section 5.03. Access to Information.

(a)       From the date hereof until the Closing Date, each Seller will (i) give Buyer, their counsel, financial advisors, auditors and other authorized representatives reasonable access to the offices, properties, books and records of such Seller and its Subsidiaries (and use reasonable efforts with respect to Solazyme Bunge and its Subsidiaries), (ii) furnish to Buyer, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information Related to the Business or the Purchased Assets as such Persons may reasonably request and (iii) instruct the employees, counsel and financial advisors of such Seller and its Subsidiaries, to cooperate with Buyer in its investigation of the Business. Any investigation pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of any Seller or any of its Subsidiaries and of Solazyme Bunge and its Subsidiaries. Notwithstanding anything in this Section 5.03 to the contrary (A) no Seller or Subsidiary or Solazyme Bunge or any of its Subsidiaries shall be required to violate any written confidentiality agreement with a third party to which such Seller or Subsidiary may be subject in discharging its obligations pursuant to this Section 5.03, and (B) the Sellers shall make available Business Employee personnel files only to the extent permitted by Applicable Law (including applicable privacy laws).

(b)       Prior to or concurrently with filing with the Bankruptcy Court, Sellers shall, to the extent practicable, deliver to counsel for Buyer copies of all pleadings, motions, notices, statements, schedules, applications, reports and other papers filed or to be filed by Sellers in the Bankruptcy Cases. Sellers shall promptly provide to Buyer all documents and materials relating to the proposed sale of the Purchased Assets, Assumed Contracts, Assumed Real Property Leases or any portion thereof, including, without limitation, with respect to competing bids and objections to Cure Costs or the proposed assumption and assignment of the Assumed Contracts or Assumed Real Property Leases and otherwise cooperate with Buyer, to the extent reasonably necessary in connection with Buyer’s preparation for or participation in any part of the Bankruptcy Cases in which Buyer’s participation is necessary, required or reasonably appropriate. Sellers shall deliver to Buyer all pleadings, motions, notices, statements, schedules, applications, reports and other papers filed after the date hereof by Sellers or by any other party in any judicial or administrative proceeding other than the Bankruptcy Cases concurrently with such filing (if by a Seller) or as soon as practicable after receipt (if by another party). In addition, Sellers shall consult with Buyer with respect to any press release or Form 8-K concerning, in whole or in part, the transactions contemplated by this Agreement.

Section 5.04. Commencement and Cases; Submission for Bankruptcy Court Approval.

(a)       Each Seller hereby covenants and agrees that it shall commence its Bankruptcy Case in the Bankruptcy Court on or before August 1, 2017 and shall advise Buyer in writing when such case has been commenced.

(b)       As promptly as practicable, but in no event later than three (3) calendar days after the filing date of the Bankruptcy Cases, Sellers shall file with the Bankruptcy Court a motion in form and substance satisfactory to Buyer seeking:

(i)       entry of the Bidding Procedures Order no later than 24 calendar days after the filing of the Bankruptcy Cases and authorizing the observance and performance of the terms of Section 11.02(b) and the Bidding Procedures Order by Sellers and Buyer, including (x) a Bid Deadline that is no later than 14 calendar days after the entry of the Bidding Procedures Order, (y) if no Qualified Bid is received by the Bid Deadline, for a hearing on entry of the Sale Order to occur no later than two Business Days after the Bid Deadline, and (z) for the Closing to occur no later than 60 calendar days after the Petition Date; and

(ii)       entry of the Sale Order, including the approval of this Agreement and the sale of the Purchased Assets to Buyer on the terms and conditions hereof if determined to be the “highest or otherwise best offer” in accordance with the Bidding Procedures Order.

Section 5.05. Roquette Proceeding.

As promptly as practicable following commencement of the Bankruptcy Cases, but in any event within ten (10) calendar days after commencement of the Bankruptcy Cases, Parent Seller shall file a motion (and shall use its commercially reasonable efforts to diligently prosecute such motion at its own expense) in the United States District Court for the District of Delaware (“Delaware District Court”) seeking an order (i) referring the actions under the matter captioned Roquette Frères, S.A. v. Terravia Holdings, Inc., C.A. Nos. 14-1442 and 15-0125 (the “RQ Litigation”) to the Bankruptcy Court for adjudication by the Bankruptcy Court, or in the alternative (ii) expediting the proceedings that are the subject matter of the RQ Litigation in the Delaware District Court such that the conclusion of such proceedings shall occur prior to the Closing. In the event that neither the Bankruptcy Court nor the Delaware District Court has entered an unstayed order assigning at least the Solazyme IP identified on Schedule 5.05, in accordance with the terms of the of the arbitration award issued by a CPR arbitration panel on February 19, 2015 in the matter of Solazyme, Inc. v. Roquette Frères, S.A. (the “SRN Arbitral Award”), including the form of assignment included therein, in favor of Parent Seller (a “Qualifying Order”), prior to the Bankruptcy Court’s entry of the Sale Order, then the Buyer and Parent Seller shall agree in good faith upon the amount of a reasonable holdback from the amount of the Good Faith Deposit (the “Holdback Amount”) to be held with the Escrow Agent in accordance with the terms of the Escrow Agreement pending the entering of a Qualifying Order or as otherwise provided in the Escrow

Agreement, it being understood that the Closing will not occur until such Holdback Amount has been agreed upon and notified to the Escrow Agent.

Section 5.06. Retention Arrangements.

In connection with its commencement of the Bankruptcy Case the Sellers shall seek an order from the Bankruptcy Court authorizing the Sellers to pay the retention and severance payments to be made to those Business Employees of Parent Seller identified on Section 5.06 of the Seller Disclosure Schedule, with whom Parent Seller has entered into severance and retainer letter agreements and, upon obtaining such order, Parent Seller will make to the Business Employees the payments provided for under severance and retainer letter agreements so long as such payments do not violate any other order entered by the Bankruptcy Court.

ARTICLE 6

COVENANTS OF BUYER

Section 6.01. Confidentiality.

Buyer and its Affiliates will hold, and will use their reasonable best efforts to cause their respective Representatives to hold all confidential documents and information concerning the Business or Sellers furnished to Buyer or its Affiliates in connection with the transactions contemplated by this Agreement in accordance with the provisions of the Confidentiality Agreement, dated as of May 18, 2017, between Parent Seller and Buyer (the “Buyer Confidentiality Agreement”). If, for any reason, the transactions contemplated by this Agreement are not consummated, the Buyer Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with its terms.

Section 6.02. Bankruptcy Actions.

Buyer acknowledges that it must provide adequate assurance of future performance under the Assumed Contracts and Assumed Real Property Leases and agrees that it shall, and shall cause its Affiliates to, cooperate with Sellers in connection with furnishing information or documents to Sellers to satisfy the requirements of section 365(f)(2)(B) of the Bankruptcy Code. In furtherance of the foregoing, Buyer shall promptly take all actions reasonably required to assist in obtaining a Bankruptcy Court finding that there has been an adequate demonstration of adequate assurance of future performance under the Assumed Contracts and Assumed Real Property Leases, such as furnishing affidavits, non-confidential financial information and other documents or information for filing with the Bankruptcy Court and making Buyer’s Representatives available to testify before the Bankruptcy Court.

ARTICLE 7

COVENANTS OF BUYER AND SELLERS

Section 7.01. Efforts; Further Assurance.

Subject to the terms and conditions of this Agreement, the Bankruptcy Code and any orders of the Bankruptcy Court, each party will use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under Applicable Law to consummate the transactions contemplated by this Agreement, including but not limited to obtaining all Required Consents, after giving effect to the Sale Order, provided that the parties hereto understand and agree that the commercially reasonable efforts of any party hereto shall not be deemed to include (a) entering into any settlement, undertaking, consent decree, stipulation or agreement with any Governmental Authority in connection with the transactions contemplated hereby, (b) divesting or otherwise holding separate (including by establishing a trust or otherwise), or taking any other action (or otherwise agreeing to do any of the foregoing) with respect to the Business or the Purchased Assets or any assets or business of Buyer or any of its Affiliates, (c) making payments to unaffiliated third parties (except as set forth in this Agreement), incurring non-de minimis liabilities (including any guarantees or other non-monetary security) to unaffiliated third parties or granting any non-de minimis concessions or accommodations (financial or otherwise) unless the other party agrees to reimburse and make whole such party to its reasonable satisfaction for such liabilities, concessions or accommodations requested to be made by the other party, (d) violating any Applicable Law or (e) initiating any litigation or arbitration. The parties agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement and to vest in Buyer good title to the Purchased Assets, which such obligation shall survive the Closing.

Section 7.02. Certain Filings.

The parties shall cooperate with one another (a) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any Material Contracts or Permits, in connection with the consummation of the transactions contemplated by this Agreement and (b) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers, including any filings that may be required to be made with CADE. In connection with any filing required to be made to CADE, the Buyer and Parent Seller shall each pay one-half of the filing and translation fees and each party shall otherwise be responsible to pay its own legal counsel fees in connection with any submission made to CADE.

Section 7.03. Public Announcements.

No party shall issue any press release or make any public statement with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the other party hereto, unless in the sole judgment of the disclosing party, disclosure is otherwise required by Applicable Law or in connection with the Bankruptcy Cases, or by any listing agreement with any national securities exchange, provided that the party intending to make such disclosure shall consult, in advance, with the other party with respect to the form, timing and content thereof.

Section 7.04. WARN Act.

Sellers assumes all obligations and liabilities for the provision of notice or payment in lieu of notice or any applicable penalties under WARN as a result of the transactions contemplated by this Agreement.

Section 7.05. Notification.

The Sellers and the Buyer will give prompt notice to the other of them regarding: (a) the occurrence, or non-occurrence, of any event that such party acquires knowledge of, the occurrence or non-occurrence of which would reasonably be expected to have a Material Adverse Effect, in each case at any time from and after the date of this Agreement until the Closing, and (b) any failure to comply with or timely satisfy any covenant, condition or agreement to be complied with or satisfied by such party under this Agreement that such party acquires knowledge of. No notification pursuant to this Section 7.05 will be deemed to amend or supplement the Seller Disclosure Schedule, prevent or cure any misrepresentation, breach of warranty or breach of covenant, or limit or otherwise affect any rights or remedies available to the party receiving notice.

Section 7.06. Bankruptcy Process.

(a)       The parties acknowledge and agree that this Agreement, the sale of the Purchased Assets and the other transactions contemplated by this Agreement are subject to higher or otherwise better bids (in accordance with the Bidding Procedures Order) and Bankruptcy Court approval. The parties acknowledge that the Sellers must take reasonable steps to demonstrate that they have sought to obtain the highest or otherwise best offer for the Purchased Assets, including giving notice thereof to their creditors and other interested parties, providing information about Sellers’ business to prospective bidders, entertaining higher or otherwise better offers from such prospective bidders, and, in the event that additional qualified prospective bidders desire to bid for the Purchased Assets, conducting an auction (the “Auction”).

(b)       The bidding procedures to be employed with respect to this Agreement and any Auction shall be those reflected in the Bidding Procedures Order. Buyer agrees to be bound by and accept the terms and conditions of the Bidding Procedures Order as entered by the Bankruptcy Court, provided that it is in form and substance reasonably acceptable to Buyer, including with respect to any modifications or supplements to the form of Bidding Procedures Order attached hereto as Exhibit C. Buyer agrees and acknowledges that (i) following the Bankruptcy Court’s entry of the Bidding Procedures Order, Sellers and their Subsidiaries shall be permitted, and shall be permitted to cause their directors, officers, employees, stockholders, Affiliates or any of their respective representatives (“Representatives”) to initiate contact with, solicit or encourage submission of any inquiries, proposals or offers by, respond to any unsolicited inquiries, proposals or offers submitted by, and enter into any discussions or negotiations regarding any of the foregoing with, any Person (in addition to Buyer and its Affiliates, agents and Representatives) and (ii) the bidding procedures contained in the Bidding Procedures Order may be supplemented by other customary procedures not inconsistent with the matters otherwise set forth therein and the terms of this Agreement and, to the extent not inconsistent with the matters otherwise set forth in the bidding procedures contained in the Bidding Procedures Order and the terms of this Agreement, as may be approved by the Bankruptcy Court. In connection with the actions permitted pursuant to this Section 7.06(b), the Sellers may supply information Related to the Business and the Purchased Assets to prospective bidders. In the event that the Sellers, their Affiliates or Representatives provide or make available to any prospective bidders any non-public information not previously provided or made available to Buyer and its agents and Representatives, or non-public information in a form not previously provided or made available to Buyer and its agents and Representatives, the Sellers shall, in each case, promptly (but in no event later than one Business Day after receipt) immediately post all such non-public information to Sellers’ online data room or otherwise make such information available to Buyer. Notwithstanding anything herein to the contrary, neither the Sellers nor their Affiliates or Representatives shall disclose to any third person any work product of Buyer or any of its Affiliates, including without limitation any business plan of the Buyer.

(c)       If this Agreement and the sale of the Purchased Assets to the Buyer on the terms and conditions hereof are determined to be the “highest or otherwise best offer” in accordance with the Bidding Procedures Order, the parties agree to use reasonable efforts to cause the Bankruptcy Court to enter an order approving such sale substantially in the form attached hereto as Exhibit D (it being understood and agreed that the form of Sale Order attached hereto in Exhibit D is acceptable to Buyer) with such changes or modifications as may be requested by Buyer or the Sellers that are consented to in writing by the other party, with such consent not to be unreasonably withheld, conditioned or delayed (the “Sale Order”).Buyer agrees that it will promptly take all actions that are reasonably requested by the Sellers to assist in obtaining the Bankruptcy Court’s entry of the Sale Order, including furnishing affidavits, financial information or other documents or information for filing with the Bankruptcy Court and making Buyer’s Representatives available to testify before the Bankruptcy Court.

(d)       If the Sale Order or any other Orders of the Bankruptcy Court relating to this Agreement shall be appealed by any Person (or a petition for certiorari or motion for reconsideration, amendment, clarification, modification, vacation, stay, rehearing or reargument shall be filed with respect to any such Order), the Sellers shall consult with Buyer regarding the status of any such actions and, at Buyer’s reasonable request, diligently defend against such appeal, petition or motion and use their reasonable best efforts to obtain an expedited resolution of any such appeal, petition or motion.

(e)       The Sellers shall consult with Buyer and its representatives concerning the Sale Order, and, upon request, provide Buyer with copies of requested applications, pleadings, notices, proposed orders and other documents relating to such proceedings as soon as reasonably practicable prior to any submission thereof to the Bankruptcy Court.

(f)       The Sellers covenant and agree that if the Sale Order is entered, the terms of any plan submitted by the Sellers to the Bankruptcy Court for confirmation shall not conflict with, supersede, abrogate, nullify, modify or restrict the terms of this Agreement and the rights of Buyer hereunder, or in any way prevent or interfere with the consummation or performance of the transactions contemplated by this Agreement including any transaction that is contemplated by or approved pursuant to the Sale Order.

(g)       For the avoidance of doubt, nothing in this Agreement shall restrict any Seller or any of its Affiliates from selling, disposing of or otherwise transferring any Excluded Assets or from settling, delegating or otherwise transferring any Excluded Liabilities, or from entering into discussions or agreements with respect to the foregoing.

Section 7.07. Access.

(a)       From and after the Closing until the third (3rd) anniversary thereof, Buyer shall provide the Sellers and their representatives with reasonable access, in connection with any matter relating to or arising out of this Agreement or the transactions contemplated hereby (other than in connection with any action or threatened action involving Buyer or any of its Affiliates) during normal business hours upon reasonable notice, to all of the Transferred Books and Records of the Business pertaining or relating to any period prior to the Closing Date, including accounting and Tax records, sales and purchase documents, notes, memoranda, test records and any other electronic or written data. Nothing contained in this Section 7.07(a) shall require the Buyer to disclose or deliver any information or documents to any Seller, the disclosure or delivery of which, in the Buyer’s good faith, would jeopardize any attorney-client or other legal privilege or work product doctrine or contravene any Applicable Laws (including privacy Laws).

(b)       From and after the Closing, the Sellers shall provide Buyer and its representatives with reasonable access, during normal business hours upon reasonable notice, to review any documents of the Seller and their Affiliates necessary for the Buyer to determine the scope of permitted use for any third party Intellectual Property or Excluded Assets used in the Business (other than in connection with any action or threatened action between a Seller or any of its Affiliates and the Buyer or any of its Affiliates) pertaining or relating to any period prior to the Closing Date, including accounting and Tax records, sales and purchase documents, notes, memoranda, test records and any other electronic or written data related to the scope of permitted use for any third party Intellectual Property or Excluded Assets used in the Business. Nothing contained in this Section 7.07(b) shall require a Seller to disclose or deliver any information or documents to Buyer, the disclosure or delivery of which, in such Seller’s good faith judgment, would jeopardize any attorney-client or other legal privilege or work product doctrine or contravene any Applicable Laws (including privacy Laws).

Section 7.08. Release.

Notwithstanding anything to the contrary contained herein, effective as of the Closing (or the Assumption and Assignment Effective Date as applicable), (a) each Seller (individually and on behalf of its Affiliates) hereby releases and forever discharges Buyer and its Affiliates and their respective successors and assigns and all officers, directors, partners, members, stockholders, employees and agents of each of them from any and all actual or potential claims, causes of action, proceedings, liabilities, damages, expenses and/or losses of whatever kind or nature (including attorneys’ fees and costs), in law or equity, known or unknown, suspected or unsuspected, now existing or hereafter arising, whether contractual, in tort or otherwise, which such party had, has, or may have in the future to the extent relating to the Excluded Assets or the Excluded Liabilities, and (b) Buyer (individually and on behalf of each of its Affiliates) hereby release and forever discharge each Seller and each of their Affiliates and their respective successors and assigns and all officers, directors, partners, members, stockholders, employees and agents of each of them from any and all actual or potential claims, causes of action, proceedings, liabilities, damages, expenses and/or losses of whatever kind or nature (including attorneys’ fees and costs), in law or equity, known or unknown, suspected or unsuspected, now existing or hereafter arising, whether contractual, in tort or otherwise, which such party had, has, or may have in the future to the extent relating to the Purchased Assets or the Assumed Liabilities; provided that (y) nothing in this Section 7.08 shall constitute a release of any Person arising from conduct of such Person that is determined by a final order of a court of competent jurisdiction to have constituted an Actual Fraud, and (z) nothing in this Agreement shall be construed to release any Person from any of its contractual obligations under this Agreement and the Ancillary Documents, including its obligations in respect of the Purchased Assets, Assumed Liabilities, Excluded Assets and Excluded Liabilities, as the case may be, each of which shall remain fully effective and enforceable from and after the Closing Date (or the Assumption and Assignment Effective Date as applicable).

Section 7.09. Business Confidential Information.

From and after the Closing Date until the fifth (5th) anniversary thereof, each Seller shall keep, and shall use their reasonable best efforts to cause their respective Representatives to keep, any confidential and proprietary information that is Related to the Business (the “Business Confidential Information”) confidential, with at least the same degree of care that such Seller applies to its own confidential and proprietary information pursuant to its applicable policies and procedures in effect on the Closing Date and shall not disclose such Business Confidential Information to any Person; provided, however, that each such Person may disclose such information that (a) is or becomes publicly available other than by disclosure by such Person or any of its Affiliates, or (b) such Person is required to disclose by Applicable Law; provided, further, that in the case of (b), such Person will give Buyer adequate advance notice so that Buyer may seek a protective order or take other reasonable actions to preserve the confidentiality of such information; provided further that Sellers may disclose such information to its officers, directors, employees, accountants, counsel, advisors and agents so long as such Persons are informed by Sellers of the confidential nature of such information and are directed by Sellers to treat such information confidentially.

ARTICLE 8

TAX MATTERS

Section 8.01. Tax Cooperation; Allocation of Taxes.

(a)       The parties agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance Related to the Business and the Purchased Assets (including access to books and records) as is reasonably necessary for the filing of all Tax Returns, the making of any election relating to Taxes, the preparation for any audit by any Taxing Authority, and the prosecution or defense of any claim, suit or proceeding relating to any Tax. Buyer and Sellers, as applicable, shall retain all books and records with respect to Taxes pertaining to the Purchased Assets for any Pre-Closing Tax Period for a period of at least seven years following the Closing Date. The parties shall cooperate with each other in the conduct of any audit or other proceeding relating to Taxes involving the Purchased Assets or the Business.

(b)       Any real property, personal property or similar ad valorem Taxes levied with respect to the Purchased Assets or the Business for a taxable period that includes (but does not end on) the Closing Date (collectively, the “Apportioned Tax Obligations”) shall be allocated between the Pre-Closing Tax Period and the Post-Closing Tax Period based on the number of days of such taxable period included in the Pre-Closing Tax Period and the number of days of such taxable period included in the Post-Closing Tax Period. Sellers shall be liable for the portion of such Taxes that is attributable to the Pre-Closing Tax Period. Buyer shall be liable for the portion of such Taxes that is attributable to the Post-Closing Tax Period. Any prepayments by a Seller prior to Closing relating to Apportioned Tax Obligations shall be applied to, and reduce, the portion of the Apportioned Tax Obligation allocated to the Pre-Closing Tax Period. If the prepayment described above shall exceed the portion of the Apportioned Tax Obligation allocated to the Pre-Closing Tax Period then the excess shall be considered an overpayment subject to Section 8.01(d).

(c)       All sales, use, value added, registration stamp, recording, documentary, conveyancing, franchise, real property charges, transfer taxes or similar fees, including any penalties and interest and related Tax Return preparation and filing costs (collectively, “Transfer Taxes”) incurred in connection with the transactions contemplated by this Agreement shall be borne 50% by Sellers and 50% by Buyer. The parties shall cooperate in providing each other with any appropriate resale exemption certifications and other similar documentation.

(d)       Apportioned Tax Obligations and Transfer Taxes shall be timely paid, and all applicable filings, reports and returns shall be filed, as provided by Applicable Law. The paying party shall be entitled to reimbursement from the non-paying party in accordance with Section 8.01(b) or Section 8.01(c), as the case may be. Upon payment of any such Apportioned Tax Obligations or Transfer Taxes, the paying party shall present a statement to the non-paying party setting forth the amount of reimbursement to which the paying party is entitled under Section 8.01(b) or Section 8.01(c), as the case may be, together with such supporting evidence as is reasonably necessary to calculate the amount to be reimbursed or refunded. The applicable party shall make the payment in the foregoing sentence promptly but in no event later than five (5) days after the presentation of such statement. Any payment not made within such time shall bear interest at the federal underpayment rate for each day until paid. Notwithstanding the foregoing, the party with the primary legal obligation to pay any Apportioned Tax Obligations or Transfer Taxes may, in its sole discretion, seek reimbursement under this Section 8.01(d) from the non-paying party prior to such party’s payment of any such Apportioned Tax Obligations or Transfer Taxes, and the non-paying party shall make such reimbursement promptly but in no event later than five (5) days after the presentation of such statement; provided, that the non-paying party shall not be required to make such reimbursement earlier than ten (10) days prior to the date on which such Apportioned Tax Obligations or Transfer Taxes are due. Buyer shall promptly pay to Sellers an amount equal to any refund or overpayment credit (including any interest paid or credited with respect thereto) received by Buyer or any of its Affiliates (other than a Seller) in connection with the Purchased Assets or the Business relating to any Pre-Closing Tax Period, less any Taxes and applicable costs and expenses incurred in connection with the receipt of such refund or overpayment credit (which, with respect to a taxable period that includes (but does not end on) the Closing Date, shall be determined in a manner consistent with Section 8.01(a)).

(e)       Each Seller, at its own expense, shall prepare, and with the Buyer’s cooperation, timely file all Tax Returns of such Seller relating to the Purchased Assets and the Business in respect of all taxable periods ending on or before the Closing Date for which Tax Returns have not been filed as of the Closing Date. Buyer shall prepare and timely file all returns with respect to Taxes relating to the Purchased Assets or the Business for the taxable period beginning before and ending after the Closing Date.

(f)       In the event that a dispute arises between the parties as to the amount of Taxes or any matter relating to Taxes attributable to the Business or the Purchased Assets the parties shall attempt in good faith to resolve such dispute, and any agreed upon amount shall be paid to the appropriate party. If such dispute is not resolved thirty (30) calendar days thereafter, the parties shall submit the dispute to an independent accounting firm mutually chosen by Buyer and Sellers for resolution, which resolution shall be final, conclusive and binding on the parties. The parties will use all commercially reasonable efforts to cause such accounting firm to render its decision as promptly as practicable, including by promptly complying with all reasonable requests by such accounting firm for information, books, records and similar items. Notwithstanding anything in the Agreement to the contrary, the fees and expenses of the independent accounting firm in resolving this dispute shall be borne equally by the Sellers and Buyer.

ARTICLE 9

EMPLOYEE BENEFITS

Section 9.01. Employee Benefit Plan Representations.

Each Seller hereby represents and warrants to Buyer that:

(a)       Section 9.01(a) of the Seller Disclosure Schedule contains a correct and complete list identifying each material Employee Benefit Plan of the Sellers and its Subsidiaries. With respect to each material Employee Benefit Plan: (i) current and complete copies of such Employee Benefit Plan has been made available to Buyer, if written, or a description of such Employee Benefit Plan, if not written, and (ii) to the extent applicable to such Employee Benefit Plan, the following documents have been made available to Buyer: all trust agreements, insurance policies or other funding arrangements; the most recent Form 5500 (including all schedules thereto) required to have been filed with the Internal Revenue Service and all schedules thereto; the most recent Internal Revenue Service determination or opinion letter, all current employee handbooks or manuals; all current summary plan descriptions; all material communications received from or sent to the Internal Revenue Service, the Department of Labor or other Governmental Authority (including a written description of any oral communication) within the last calendar year; and all amendments and modifications to any such document.

(b)       No Seller nor any ERISA Affiliates or any predecessor thereof does, or in the past six years did, sponsor, maintain or contribute to any Title IV Plan. No Subsidiary of any Seller has ever sponsored, maintained or contributed to any defined benefit pension plan or “multiemployer plan” within the meaning of Sections 3(37) or 4001(a)(3) of ERISA. None of the Purchased Assets is subject to a lien arising under ERISA or the Code with respect to any Employee Benefit Plan.

(c)       No Seller, any of their ERISA Affiliates or any predecessor thereof contributes to, or has in the past six years contributed to, any Multi-Employer Plan. No Seller or any of its ERISA Affiliates has any current or contingent withdrawal liability with respect to any “multiemployer plan” within the meaning of Sections 3(37) or 4001(a)(3) of ERISA. Neither Solazyme Bunge or its Subsidiaries nor to the Knowledge of Sellers, Algenist sponsors or maintains any unfunded or underfunded employee benefits plan, program, policy or arrangements which could reasonably be expected to result in a Material Adverse Effect.

(d)       Each Employee Benefit Plan is, and has been, established and administered in material compliance with the terms of such Employee Benefit Plan (including the terms of any documents in respect of such Employee Benefit Plan) and all Applicable Laws.

(e)       No Seller, or any of their Subsidiaries maintains, sponsors, contributes or has any obligation to contribute to, or has any liability or would reasonably be expected to have any liability with respect to, any Employee Benefit Plan providing health or life insurance or other welfare-type benefits for former, current or future retired or terminated employees or service providers (or any spouse or other dependent thereof) other than as mandated by the group health plan continuation coverage requirements of Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code, and of any similar state legal requirement.

(f)       Except as set forth in Section 9.01(f) of the Seller Disclosure Schedule, the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements (either alone or in combination with another event) will not (i) entitle any Business Employee or to the Knowledge of Sellers, any employees of Solazyme Bunge or its Subsidiaries to severance pay, change in control payments or any other payment or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such individual.

(g)       No Seller (or any Subsidiary thereof) has a legally binding plan or commitment to create any additional Employee Benefit Plan or to modify or change any existing Employee Benefit Plan with respect to the Business Employees that would be reasonably expected to result in material liability to Buyer, except as may be required by Applicable Law.

(h)       None of: (i) the Sellers or any of their Subsidiaries has made or become obligated to make, and none of the Sellers or any of their Subsidiaries will as a result of the consummation of the transactions contemplated by this Agreement become obligated to make, any payments that could be nondeductible by reason of Section 280G of the Code (without regard to subsection (b)(4) thereof); and (ii) none of the Sellers or any of their Subsidiaries will be required to “gross up” or otherwise compensate any individual because of the imposition of any Tax under Section 4999 of the Code on any payment to such individual.

(i)       None of the Sellers or any of their Subsidiaries and neither Solazyme Bunge nor any of its Subsidiaries are party or subject to, or currently negotiating, any collective bargaining agreement, and there are no labor unions or other organizations representing, purporting to represent, or attempting to represent any Business Employee (in the case of the Sellers) or their employees in the case of Solazyme Bunge or its Subsidiaries. Within the past three years, there has not occurred or been threatened any strike, slowdown, picketing, work stoppage, concerted refusal to work overtime, or other similar labor activity with respect to any Business Employee or with respect to employees of Solazyme Bunge or its Subsidiaries and, to the Knowledge of Sellers, no event has occurred or circumstance exists that would reasonably be expected to provide the basis of any strike, slowdown, picketing, work stoppage, concerted refusal to work overtime, or other similar labor activity. There are no employment disputes currently subject to any grievance procedure, arbitration, litigation or other proceeding with respect to the Business Employees or with respect to employees of Solazyme Bunge or its Subsidiaries. There are no pending or, to the Knowledge of Sellers, threatened filings of any unfair labor practice charges or certification petitions regarding representation of Business Employees (in the case of the Sellers) or their employees in the case of Solazyme Bunge or its Subsidiaries at the National Labor Relations Board or other similar agencies.

(j)       The Sellers and their Subsidiaries and Solazyme Bunge and its Subsidiaries are currently in compliance in all material respects with all currently Applicable Law respecting employment, discrimination in employment, immigration, terms and conditions of employment, wages, hours and occupational safety and health with respect to the Business Employees or with respect to employees of Solazyme Bunge or its

Subsidiaries. There are no actions, suits, proceedings, claims or arbitrations pending or, to the Knowledge of Sellers, threatened, between any of the Sellers or their Subsidiaries and any of their respective Business Employees or between Solazyme Bunge and its Subsidiaries and any of their respective employees before any Governmental Authority. There are no audits or investigations pending or, to the Knowledge of Sellers, threatened involving any of the Sellers or their Subsidiaries in respect of any of the Business Employees or between Solazyme Bunge and its Subsidiaries and any of their respective employees, by any Governmental Authority.

(k)       There is no suit, action or proceeding pending or, to the Knowledge of Sellers, threatened against the Sellers or any of their Subsidiaries, or with respect to employees of Solazyme Bunge or its Subsidiaries, against Solazyme Bunge or its Subsidiaries relating to the alleged violation of any Applicable Law in any material respect pertaining to labor relations or employment matters.

(l)       During the one year period immediately preceding the date of this Agreement, no Seller has implemented any plant closing or layoff of employees that could implicate WARN.

Section 9.02. Employees and Offers of Employment.

(a)       Section 9.02(a) of the Seller Disclosure Schedule sets forth a list of the names, titles, date of hire or appointment, years of service and current base salary, commissions, bonus opportunity, accrued and unused paid time off, wage rates or other compensation of all Business Employees. The Sellers will update this schedule at least ten (10) Business Days prior to the Closing Date.

(b)       Effective as of the Closing Date, Sellers shall terminate all of the Transferred Employees immediately prior to Closing and shall pay all such employees (or applicable Governmental Authority) any amounts due to such employees earned on or prior to the Closing Date for accrued wages, any other benefits, employment taxes and any other claims and obligations related to employment except as set forth below. Within fifteen (15) Business Days following the date of this Agreement, Buyer shall, or shall cause an Affiliate of Buyer to, offer employment with Buyer or an Affiliate of Buyer to Business Employees selected by Buyer in its sole discretion, with such employment to be effective on the Closing Date and contingent on Closing and with such offers providing for (i) a base salary (or base wages) and annual cash bonus opportunity and employee benefits (which, for avoidance of doubt, shall not include any amounts payable under any retention or severance agreement or any equity participation plans) that are at least substantially comparable in the aggregate to the benefits provided to such Business Employee immediately prior to Closing (and in any event no less than 95% of the aggregate benefits provided to such Business Employee immediately prior to Closing) and (ii) a work location (for a period of at least 6 months) within 100 miles of such employee’s work location immediately prior to Closing (all such employees, the “Immediate Employees”). In addition, Buyer shall, or shall cause an Affiliate of Buyer to, offer employment with Buyer or an Affiliate of Buyer to such number of additional Business Employees (that, collectively with the Immediate Employees, constitutes no fewer than fifty (50) Business Employees) (such additional employees, the “Additional Employees”) selected by Buyer in its sole discretion, with such employment to be effective on the Closing Date; provided that Buyer shall not have any obligation to extend offers to any Additional Employees in the event Buyer has extended an offer to fifty (50) or more Immediate Employees; and provided further that Buyer’s obligation to extend offers to Business Employees shall be reduced on a one-for-one basis if and to the extent that, any Business Employees listed on Section 1.01(a) of the Seller Disclosure Schedule cease to be Business Employees for any reason between the date of this Agreement and the Closing Date. Each such offer by Buyer to the Additional Employees shall provide for (iii) a base salary (or base wages) and annualized cash bonus opportunity and employee benefits that are at least substantially comparable in the aggregate to the benefits provided to similarly situated employees of Buyer and (iv) a work location (for a period of at least 6 months) within 100 miles of such employee’s work location immediately prior to Closing. All Business Employees who accept and commence employment with Buyer or one of its Affiliates upon Closing are hereinafter collectively referred to as the “Transferred Employees.” Sellers shall provide reasonable cooperation to Buyer in relation to Buyer’s offer process and will not take, and will cause each of their Subsidiaries not to take, any action that would impede, hinder, interfere or otherwise compete with Buyer’s effort to hire any Transferred Employees. Buyer shall not assume responsibility for any Transferred Employee until such employee commences employment with Buyer (or one of its Affiliates). All Business Employees who do not become Transferred Employees and all current or former directors, independent contractors, and all other employees of Sellers and their Subsidiaries are referred to herein as “Excluded Employees.” The parties shall work together in good faith prior to the Closing to (i) satisfy any notice or consultation obligations to any labor union, labor organization, or works council that may be triggered by this Agreement or the transactions contemplated by this Agreement; and (ii) reasonably assist the other respective party in meeting its obligations under this Article 9.

Section 9.03. Sellers’ Employee Benefit Plans.

Notwithstanding anything to the contrary contained in this Agreement, and without limiting the generality of Section 2.04, Sellers and their ERISA Affiliates shall remain and be responsible for any and all liabilities or obligations or claims in respect of (i) all Transferred Employees and their beneficiaries and dependents arising on or before the Closing Date, (ii) all Employee Benefit Plans, whether arising before, on or after the Closing Date and (iii) all Excluded Employees and their beneficiaries and dependents, whether arising before, on or after the Closing Date. Without limiting the generality of the foregoing or Section 2.04 and except as otherwise expressly set forth herein, Sellers and their ERISA Affiliates shall remain solely responsible for (i) all liabilities or obligations or claims arising out of the consummation of the transactions contemplated hereby, including, without limitation, change of control, sale bonus, stay bonus, retention bonus, severance and similar obligations under any Employee Benefit Plan maintained, entered into, or contributed to by Seller or its Subsidiaries and (ii) any and all liabilities, obligations or claims described in Section 4980B of the Code (or similar state law) that, in all cases, are or may become payable prior to or in connection with the consummation of the transactions contemplated by this Agreement. No Buyer nor any of their Affiliates shall have any liability with respect to any of the foregoing.

Section 9.04. Buyer Benefit Plans.

(a)       Effective as of the Closing Date, each Transferred Employee shall cease to participate in and accrue benefits under the Employee Benefit Plans, and each Transferred Employee shall commence participation in Buyer’s employee benefit plans (“Buyer Benefit Plans”).

(b)       Buyer shall be responsible, in accordance with the terms of the applicable Buyer Benefit Plans, for any and all benefits accrued or claims incurred by the Transferred Employees (and their eligible spouses, beneficiaries and dependents) on and after the Closing Date.

(c)       Buyer will, using commercially reasonable efforts, waive, or cause to be waived, any pre-existing medical condition or other restriction that would prevent immediate and full participation of any Transferred Employee in the Buyer Benefit Plans. In addition, where the benefits provided under a Buyer Benefit Plan are subject to a deductible in respect of the benefits provided to an individual during a certain period of time, Buyer shall, using commercially reasonable efforts, take into account the amount of any corresponding deductible that has already been paid by the applicable Transferred Employee during such period and prior to the Closing Date under the corresponding Employee Benefit Plan to the same extent as such amounts had been recognized under such plan, for the purpose of determining the amount of the deductible to be paid by the Transferred Employee under the Buyer Benefit Plan after the Closing Date.

(d)       Pursuant to the “Standard Procedure” provided in section 4 of Revenue Procedure 2004-53, 2004-34 I.R.B. 320, (i) the parties shall report on a predecessor/successor basis as set forth therein, (ii) Sellers and their Subsidiaries will not be relieved from filing a W-2 with respect to any Business Employees including the Transferred Employees, and (iii) Buyer will undertake to file (or cause to be filed) a Form W-2 for each Transferred Employee with respect to the portion of the year during which such Transferred Employee is employed by Buyer or any of its Affiliates that includes the Closing Date, excluding the portion of such year that such Transferred Employee was employed by the Sellers or any of their Subsidiaries.

(e)       To the extent permitted by Applicable Law and contract, the Sellers and their Subsidiaries shall provide Buyer with certain relevant information, as reasonably requested by Buyer, with respect to the Transferred Employees to assist in effecting their employment by Buyer or any of its Affiliates following the Closing Date in an orderly fashion.

Section 9.05. No Third-Party Beneficiaries. No provision of this Article shall create any third party beneficiary or other rights in any employee or former employee (including any beneficiary or dependent thereof) of the Sellers or of any of their Subsidiaries in respect of continued employment (or resumed employment) with Buyer or any of its Affiliates and no provision of this Article 9 shall create any such rights in any such Persons in respect of any benefits that may be provided, directly or indirectly, under any Employee Benefit Plan or any plan or arrangement that may be established by Buyer or any of its Affiliates. No provision of this Agreement shall constitute a limitation on rights to amend, modify or terminate after the Closing Date any such plans or arrangements of Buyer or any of its Affiliates.

ARTICLE 10

CONDITIONS TO CLOSING

Section 10.01. Conditions to Obligations of Buyer and the Sellers. The obligations of Buyer and the Sellers to consummate the Closing are subject to the satisfaction of the following conditions:

(a)       The Sale Order shall have been entered by the Bankruptcy Court, shall be in full force and effect, shall not be stayed, reversed or vacated;

(b)       All applicable anti-trust or competitions filings required to have been to any Governmental Authority shall have been completed and any waiting periods shall have expired and/or approvals to proceed with the Closing and the transactions contemplated by this Agreement or any of the Ancillary Agreements shall have been obtained; and

(c)        No provision of any Applicable Law shall prohibit the consummation of the Closing.

Section 10.02. Conditions to Obligation of Buyer. The obligation of Buyer to consummate the Closing is subject to the satisfaction of the following further conditions:

(a)       Each of (i) the Seller Fundamental Representations shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing Date as if made at and as of the Closing Date, and (ii) the representations and warranties of the Sellers set forth in Article 3 (other than those that are subject to clause (i)) shall be true and correct in all respects (ignoring and disregarding all materiality and Material Adverse Effect qualifications set forth therein) at and as of the date of this Agreement and at and as of the Closing Date as if made at and as of the Closing Date, except where such inaccuracy of a representation or warranty (individually or when aggregated with other such inaccuracies of representations or warranties) would not reasonably be expected to have a Material Adverse Effect; provided, however, that representations and warranties that are made as of a particular date or period shall be true and correct (in the manner set forth in clause (i) or (ii), as applicable) only as of such date or period;

(b)       Each of the Sellers shall have performed in all material respects, and complied in all material respects with, all covenants and agreements required by this Agreement to be performed and complied with prior to or on the Closing Date, including but not limited to, those set out in Section 5.02.

(c)       Since the date of this Agreement, there shall not have occurred any event, change, circumstance or effect that, individually or in the aggregate, has resulted in or would reasonably be expected to result in a Material Adverse Effect;

(d)       Each Seller shall have executed and delivered to Buyer each of the Ancillary Agreements to which such Seller is a party;

(e)       The Sellers shall have received all consents, permissions and approvals of any Person required or necessary for (i) the transfer of all Required Contracts and Leases, (ii) the transfer of all Permits except those set forth in Section 10.02(e) of the Seller Disclosure Schedule, and (iii) the consummation of the transactions contemplated by this Agreement and the Ancillary Agreement (but excluding in the case of sub-clauses (e)(ii) and (iii), any consents and approvals the absence of which would not have a Material Adverse Effect) ((i), and (ii) and (iii) collectively, the “Required Consents”);

(f)       The Bankruptcy Court shall not have entered an order determining that any Required Contract or Lease may not be assumed by a Seller or assigned to Buyer;

(g)       Buyer shall have received all documents they may have reasonably requested relating to the existence of the Sellers and the Subsidiaries and Solazyme Bunge and its Subsidiaries and the authority of each Seller for this Agreement and the Ancillary Agreements to which such Seller is a party, all in form and substance reasonably satisfactory to Buyer;

(h)       Each Seller shall have provided to Buyer a certification in form and content reasonably acceptable to Buyer, dated as of the Closing Date, executed by such Seller stating, under penalty of perjury, such Seller’s United States taxpayer identification number and that such Seller is not a foreign person, pursuant to Code Section 1445(b)(2);

(i)       All conditions to the effectiveness of the Consent (other than the condition that the Closing under this Agreement shall have occurred), as entered into among the Bunge Parties, Corbion and the Debtors (as those terms are defined in the Consent), have been satisfied and that the Consent will, following the Closing, be in full force and effect at the Closing in accordance with its terms and have not been altered, amended, changed or terminated by the Bunge Parties or any of the Debtors;

(j)       No fewer than 75% of the Immediate Employees to whom Buyer shall have made offers of employment pursuant to Section 9.02(b) shall have accepted such offers of employment and agreed to become Transferred Employees effective as of Closing, provided that this Section 10.02(j) shall have no further force and effect from the date that is one Business Day prior to the scheduled date of the Auction as specified in the bidding procedures attached to the Bidding Procedures Order (regardless of whether or not the Auction is held), and shall be deemed satisfied following such date;

(k)       BNDES shall not have provided notice of or otherwise declared a default under, or taken any action to cancel or accelerate the maturity or to call or demand repayment of any principal, interest or other amounts owed under, that certain Credit Facility Agreement No. 12.2.1149.1, dated as of January 16, 2014 between BNDES and

Solayzme Bunge Produtos Renováveis Ltda (as the same may be amended through the Closing, the “Credit Facility”) or taken any action, or provided notice or otherwise declared its intention, to foreclose on any collateral or other security supporting the obligations under the Credit Facility or otherwise to exercise any other remedies thereunder, BNDES shall not have called upon, or otherwise made a demand under, any guaranty of any Seller in respect of the loans or any other amounts owed under the Credit Facility and BNDES shall have agreed to permit Buyer's substitution as a guarantor of the Credit Facility in place of Parent Seller; provided that it is understood and agreed that Buyer shall not be obligated to enter into any replacement guarantee unless the terms and conditions thereof are no more onerous than the terms and conditions of the existing Parent Seller guarantees and the aggregate liability of Buyer under the terms of such guarantees is capped at and does not exceed the amount of such guaranteed obligations as set forth in Schedule 2.03(d); and

(l) The sale of the Transferred Equity to Buyer contemplated herein shall have been approved without any condition or restriction by CADE and the 15 day opposition period following the CADE approval shall have elapsed with (i) no objection from any third party, and (ii) the issuance by CADE of the relevant clearance certificate attesting that the transaction has been officially approved; provided that if any third party objects to the transaction for any reason during said 15 day opposition period, the closing of the transaction contemplated herein shall be conditioned upon an affirmative final decision of CADE’s Tribunal.

Section 10.03. Conditions to Obligation of Seller.

The obligation of the Sellers to consummate the Closing is subject to the satisfaction of the following further conditions:

(a)       Each of (i) the Buyer Fundamental Representations shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing Date as if made at and as of the Closing Date, and (ii) the representations and warranties of Buyer set forth in Article 4 (other than those that are subject to clause (i)) shall be true and correct in all respects (ignoring and disregarding all materiality and Material Adverse Effect qualifications set forth therein) at and as of the date of this Agreement and at and as of the Closing Date as if made at and as of the Closing Date, except where such inaccuracy of a representation or warranty (individually or when aggregated with other such inaccuracies of representations or warranties) would not reasonably be expected to have a Material Adverse Effect; provided, however, that representations and warranties that are made as of a particular date or period shall be true and correct (in the manner set forth in clause (i) or (ii), as applicable) only as of such date or period;

(b)       Buyer shall have performed in all material respects, and complied in all material respects with, all covenants and agreements required by this Agreement to be performed and complied with by them prior to or on the Closing Date;

(c)       Buyer shall have executed and delivered to Sellers each of the Ancillary Agreements to which Buyer is a party; and

(d)      Parent Seller shall have received all documents it may have reasonably requested relating to the existence of Buyer and the authority of Buyer for this Agreement and the Ancillary Agreements, all in form and substance reasonably satisfactory to Parent Seller.

ARTICLE 11

TERMINATION

Section 11.01. Grounds for Termination.

This Agreement may be terminated at any time prior to the Closing:

(a)	by mutual written agreement of Sellers and Buyer;

(b)       by Buyer if (i) any Seller shall not have commenced its Bankruptcy Case on or before August 4, 2017; (ii) the Bankruptcy Court has not entered the Bidding Procedures Order within 28 days after the Petition Date (or such later date as Buyer may determine in its sole discretion); or (iii) the Closing has not occurred on or prior to the date that is the earlier of (x) 105 calendar days after the Petition Date and (y) ten calendar days after entry of the Sale Order (or, in the case of (x) and (y), such later date as Buyer and the Sellers may mutually agree; provided that the right to terminate pursuant to this Section 11.01(b) shall not be available if any Buyer is in any non-de minimis breach of this Agreement, including its obligation to consummate the Closing on the terms and subject to the conditions set forth herein;

(c)       by Parent Seller if (i) a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Buyer set forth in this Agreement shall have occurred that would cause the condition set forth in Section 10.03(a) not to be satisfied and (ii) such condition is incapable of being cured or, if curable, is not cured by Buyer by the earlier of (A) within 10 calendar days after the giving of written notice of such breach or failure and (B) 60 calendar days after the Petition Date; provided, that at the time of such termination, no Seller shall be in material breach of its obligations under this Agreement;

(d)       by Buyer if (i) a breach of any representation or warranty or failure to perform any covenant or agreement on the part of any Seller set forth in this Agreement shall have occurred that would cause any of the conditions set forth in Section 10.02(b) or Section 10.02(c) not to be satisfied and (ii) such condition is incapable of being cured or, if curable, is not cured by the Sellers by the earlier of (A) within 10 calendar days after the giving of written notice of such breach or failure and (B) 60 calendar days after the Petition Date; provided, that at the time of such termination, Buyer is not in any material breach of its obligations under this Agreement;

(e)       by either Parent Seller or Buyer if the Bankruptcy Court enters an order approving an Alternative Transaction;

(f)	automatically upon the consummation of an Alternative Transaction;

(g)       by Buyer if (i) the Bankruptcy Cases are dismissed or converted into cases under chapter 7 of the Bankruptcy Code or (ii) an examiner or trustee is appointed in any of the Bankruptcy Cases; or

(h)       by Buyer if any party (including without limitation, any Seller) files a chapter 11 plan that conflicts with, supersedes, abrogates, nullifies, modifies, or restricts the terms of this Agreement and the rights of Buyer hereunder, or in any way seeks to prevent or interfere with the consummation or performance of the transactions contemplated by this Agreement.

The party desiring to terminate this Agreement pursuant to any of the foregoing sections other than Section 11.01(b), shall give notice of such termination to the other party.

Section 11.02. Effect of Termination; Break-Up Fee. (a) If this Agreement is terminated as permitted by Section 11.01, such termination shall be without liability of either party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other party to this Agreement; provided that if such termination results from the willful (i) failure of either party to fulfill a condition to the performance of the obligations of the other party, (ii) failure to perform a covenant of this Agreement or (iii) breach by any party hereto of any representation or warranty or agreement contained herein, such party shall be liable for any and all damages, losses and expenses (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses) incurred or suffered by the parties on the other side of the transaction (i.e., Sellers or Buyer as applicable) as a result of such failure or breach, up to a maximum amount of (x) $2,000,000, in the case of Buyer, and (y) $800,000, in the case of the

Sellers. The provisions of Sections 6.01, 12.01, 12.02, 12.05, 12.06, 12.07, 12.11, 12.13 shall survive any termination hereof pursuant to Section 11.01.

(b)       Without limiting the remedies, if any, available under Section 11.02(a) (under the circumstances contemplated by 11.02(a)), if this Agreement is terminated by Buyer pursuant to Sections 11.01(b), 11.01(d), 11.01(e), 11.01(g), or 11.01(h) or terminated automatically pursuant to Section 11.01(f), Sellers shall pay to Buyer the Expense Reimbursement Amount by wire transfer of immediately available funds within three Business Days after termination of the Agreement.

(c)       In addition to the Expense Reimbursement, upon this Agreement being terminated pursuant to (i) Section 11.01(d) (but only if the breach is willful and provided, for the avoidance of doubt, that a failure to fulfil the conditions under Section 10.02(e), (f), Error! Reference source not found. – (l) shall not be considered a willful breach), (ii) Section 11.01(e), (iii) Section 11.01(f), (iv) Section 11.01(g) (but only in the event the Bankruptcy Cases are dismissed) or (v) Section 11.01(h), then the Sellers shall pay to Buyer the Break-Up Fee. The Break-Up Fee shall be paid to Buyer, by wire transfer of immediately available funds, (x) concurrently with the consummation of the applicable Alternative Transaction (in the event of termination under Sections 11.01(e) or 11.01(f)) or (y) within three Business Days after termination under

Sections 11.01(d), 11.01(g), or 11.01(h). In no event shall the Break-Up Fee be payable if this Agreement is terminated for any other reason.

(d)       The parties to this Agreement hereby acknowledge that: (i) each of the Expense Reimbursement Amount and the Break Up Fee are intended to constitute an administrative expense of the Sellers with priority over any and all administrative expenses of the kind specified in Section 503(b) of the Bankruptcy Code until paid, notwithstanding Section 507(a) of the Bankruptcy Code, (ii) the approval of the Break-Up Fee and the Expense Reimbursement Amount is an integral part of the transactions contemplated herein, (iii) in the absence of the Sellers’ obligation to pay the Break-Up Fee and the Expense Reimbursement Amount, Buyer would not have entered into this Agreement, (iv) the entry by Buyer into this Agreement is necessary for the preservation of each of the Seller’s estates and is beneficial to the Sellers because, in the business judgment of each of the Sellers, it will enhance such Seller’s ability to maximize the value of its assets for the benefit of its creditors, and (v) the Break-Up Fee and the Expense Reimbursement Amount are reasonable in relation to Buyer’s efforts and to the magnitude of the transactions contemplated herein and the Buyer’s lost opportunities resulting from the time spent pursuing such transactions.

(e)       The parties hereto acknowledge and agree that upon any termination of this Agreement under circumstances where the Break-Up Fee and/or Expense Reimbursement Amount is payable by Sellers pursuant to this Section 11.02 and such amount is paid in full, Buyer shall be precluded from any other remedy against Sellers, at law or in equity or otherwise, and Buyer shall not seek to obtain any recovery, judgment or damages of any kind, including consequential, indirect or punitive damages, against Sellers or any of their directors, officers, employees, partners, managers, members, stockholders or Affiliates or any of their respective representatives in connection with this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby. In no event shall Sellers be required to pay more than one Break-Up Fee and Expense Reimbursement Amount pursuant to this Agreement.

ARTICLE 12

MISCELLANEOUS

Section 12.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission and electronic mail (“e- mail”) transmission, so long as a receipt of such e-mail is requested and received) and shall be given, if to Buyer, to:

Corbion

7905 Quivira Road

Lenexa, Kansas 66215

Attention: Colin McMullin, VP/General Counsel Americas

Facsimile No.: (913) 888-4970

E-mail: colin.mcmullin@corbion.com

with a copy to:

Baker & McKenzie LLP

452 Fifth Avenue

New York, NY 10018

Attention: James C. Colihan

Facsimile No.: (212) 310-1612

E-mail: james.colihan@bakermckenzie.com

if to any Seller, to:

TerraVia Holdings, Inc.

225 Gateway Boulevard

South San Francisco, CA 94080

Attention: General Counsel

Facsimile No.: (650) 989-6700

E-mail: pquinlan@terravia.com

with a copy to:

Davis Polk & Wardwell LLP

1600 El Camino Real

Menlo Park, CA 94025

Attention: Alan F. Denenberg Facsimile No.: (650) 752-3604

E-mail: alan.denenberg@davispolk.com

or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

Section 12.02. Survival. The representations, warranties and agreements contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Closing, except for the covenants and agreements that by their terms are to be performed (or to continue to be performed) by the parties following the Closing.

Section 12.03. Amendments and Waivers.

(a)       Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed (except as otherwise expressly set forth herein), in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.

(b)       No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 12.04. Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

Section 12.05. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto subject to Buyer’s rights to assign its purchase rights pursuant to Section 2.01.

Section 12.06. Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of Delaware, without regard to the conflicts of law rules of such state.

Section 12.07. Jurisdiction. The parties hereto (a) agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought (i) in the Bankruptcy Court, if brought prior to the entry of a final decree closing the Bankruptcy Cases and (ii) in the United States District Court for the District of Delaware or any Delaware state court sitting in Wilmington, Delaware (the “Delaware Courts”), if brought after entry of such final decree closing the Bankruptcy Cases, and shall not be brought, in each case, in any other state or federal court in the United States, (b) agree to submit to the exclusive jurisdiction of the Bankruptcy Court or the Delaware Courts, as applicable, pursuant to the preceding clauses (a)(i) and (a)(ii), for purposes of all suits, actions or proceedings arising out of, or in connection with this Agreement or the Ancillary Agreements or the transactions contemplated hereby and thereby and (c) waive and agree not to assert any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 12.01 shall be deemed effective service of process on such party.

Section 12.08. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 12.09. Counterparts; Effectiveness; Third-Party Beneficiaries. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

Section 12.10. Entire Agreement. This Agreement, the Ancillary Agreements and the Buyer Confidentiality Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

Section 12.11. Bulk Sales Laws. Subject to the terms of the Sale Order, Buyer and Sellers each hereby waive compliance by Sellers with the provisions of the “bulk sales,” “bulk transfer” or similar laws of any state that may apply to the sale and transfer of the Purchased Assets to Buyer.

Section 12.12. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 12.13. Disclosure Schedules. (a) Sellers have set forth information on the Seller Disclosure Schedule in a section thereof that corresponds to the section of this Agreement to which it relates. A matter set forth in one section of a Schedule need not be set forth in any other section so long as its relevance to such other section of the Schedule or section of the Agreement is reasonably apparent on the face of the information disclosed therein to the Person to which such disclosure is being made. The parties acknowledge and agree that (i) the Schedules to this Agreement may include certain items and information solely for informational purposes for the convenience of Buyer and (ii) the disclosure by Sellers of any matter in the Schedules shall not be deemed to constitute an acknowledgment by Sellers that the matter is required to be disclosed by the terms of this Agreement or that the matter is material.

(b) Seller may revise Section 3.08(a) of the Seller Disclosure Schedules by delivering an updated list of all contracts and leases of Sellers and their Subsidiaries in effect as on the date of the Agreement. Following receipt of the updated Seller Contracts Schedule, Buyer may elect, in its sole and absolute discretion, that any of new Sellers’ contracts or leases on the Seller Contracts Schedule be added to the Assumed Contracts

Schedule as an Assumed Contract or an Assumed Real Property Lease (in which case it shall automatically become an Assumed Contract or Assumed Real Property Lease, as applicable) by providing to Sellers written notice of their election to add such contract or lease, and Sellers shall seek to assume and assign such Assumed Contract or Assumed Real Property Lease (subject to any applicable notice requirements under the Bidding Procedures Order or the Sale Order).

Section 12.14. Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity.

[Signatures follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

CORBION N.V.

By:
	Name:	/s/ E. Van Rhede
	Title:	Authorized Signatory

By:
	Name:	/s/ H. Noppers
	Title:	Authorized Signatory

TERRAVIA HOLDINGS, INC.

By:
	Name:	/s/ Apurva S. Mody
	Title:	Authorized Signatory

SOLAZYME MANUFACTURING 1, LLC

By:
	Name:	/s/ Tyler W. Painter
	Title:	Authorized Signatory